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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑ Definitive Proxy Statement
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D.R. Horton, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On
Thursday, January 29, 2009

Dear Fellow Stockholder of D.R. Horton:

You are invited to attend the 2009 Annual Meeting of Stockholders of D.R. Horton, America’s Builder. Our 2009 Annual Meeting will be held at our corporate offices located at: D.R. Horton Tower, 301 Commerce Street, Fort Worth, Texas 76102, on Thursday, January 29, 2009, at 10:00 a.m., central time, for the following purposes:

•	To elect seven directors.

•	To vote on a stockholder proposal concerning amending our equal employment opportunity policy.

•	To vote on a stockholder proposal concerning a majority vote standard for the election of directors.

•	To conduct other business properly brought before the meeting.

Only stockholders of record at the close of business on Tuesday, December 2, 2008, are entitled to notice of and to vote at the 2009 Annual Meeting or any adjournment thereof.

While we would like to have each of you attend the meeting and vote your shares in person, we realize this may not be possible. However, whether or not you plan to attend the meeting, your vote is very important. For convenience of our stockholders, proxies may be given either by telephone, electronically through the Internet, or by mail.

A form of proxy on which to indicate your vote by mail and an envelope, postage prepaid, in which to return your proxy are enclosed. WE URGE YOU TO COMPLETE AND RETURN YOUR PROXY BY ONE OF THESE METHODS SO THAT YOUR SHARES WILL BE REPRESENTED. If you decide later to attend the 2009 Annual Meeting, you may revoke your proxy at that time and vote your shares in person. If you desire any additional information concerning the 2009 Annual Meeting or the matters to be acted upon at the meeting, we would be glad to hear from you.

Very truly yours,

DONALD R. HORTON
Chairman of the Board

Fort Worth, Texas
December 18, 2008

i

ii

D.R. Horton Tower
301 Commerce Street
Fort Worth, Texas 76102
www.drhorton.com

PROXY STATEMENT
for the
2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On January 29, 2009

GENERAL

Time, Place and Purposes of Meeting

Our 2009 Annual Meeting of Stockholders will be held on Thursday, January 29, 2009, at 10:00 a.m., central time, at our corporate offices located at: D.R. Horton Tower, 301 Commerce Street, Fort Worth, Texas. The purposes of the 2009 Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders to which this Proxy Statement is attached. D.R. Horton, Inc. is referred to as “D.R. Horton,” “Company,” “we,” and “our” in this Proxy Statement.

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of D.R. Horton. D.R. Horton expects that this Proxy Statement and the accompanying form of proxy will first be made available to our stockholders of record on or about December 18, 2008. The cost of this solicitation will be paid by D.R. Horton. The solicitation of proxies will be made primarily by use of the mail. In addition, directors, officers and regular employees of D.R. Horton may make solicitations without special compensation by telephone, telegraph, e-mail or personal interview. They may request banks, brokers, fiduciaries and other persons holding stock in their names, or in the names of their nominees, to forward proxies and proxy materials to their principals and obtain authorization for the execution and return of such proxies to management. D.R. Horton will reimburse such banks, brokers and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Revocation and Voting of Proxies

Stockholders may vote either by casting votes in person at the meeting, or by marking, signing and dating each proxy card received and returning it in the prepaid envelope, by telephone, or electronically through the Internet by following the instructions included on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Stockholders who hold shares in “street name” through a broker or other nominee may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.

Any proxy given may be revoked by a stockholder at any time before it is exercised by filing with D.R. Horton a notice in writing revoking it, by duly executing and returning a proxy bearing a later date or by voting by telephone or Internet. Proxies also may be revoked by any stockholder present at the 2009 Annual Meeting who expresses a desire to vote his or her shares in person. If you require directions to our meeting, please contact Investor Relations at (817) 390-8200. Subject to such revocation and except as otherwise stated

herein or in the form of proxy, all proxies duly executed and received prior to, or at the time of, the 2009 Annual Meeting will be voted in accordance with the specifications of the proxies. If no specification is made, proxies will be voted FOR the nominees for election of directors (see Proposal One — Election of Directors), AGAINST the stockholder proposal concerning an amendment to our equal employment opportunity policies, (see Proposal Two — Stockholder Proposal Concerning Amending our Equal Employment Opportunity Policy), AGAINST the stockholder proposal concerning a majority vote standard for the election of directors (see Proposal Three — Stockholder Proposal Concerning a Majority Vote Standard for the Election of Directors) and, at the discretion of the proxy holders, on all other matters properly brought before the 2009 Annual Meeting or any adjournment thereof.

Outstanding Shares and Voting Rights

December 2, 2008 has been set as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the 2009 Annual Meeting. There were 316,657,842 shares of D.R. Horton’s Common Stock, $.01 par value, issued and outstanding on the record date. On any matter submitted to a stockholder vote, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each issued and outstanding share of Common Stock registered in his or her name on the books of D.R. Horton as of the record date. A list of such stockholders will be available for examination by any stockholder at the offices of D.R. Horton set forth above for at least ten days before the 2009 Annual Meeting.

Quorum Requirement

The D.R. Horton Bylaws provide that if the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote are present in person or represented by proxy, there will be a quorum. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the 2009 Annual Meeting, whether those stockholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, which are described below, will be considered present for purposes of determining whether a quorum exists.

Broker Non-Votes and Vote Required

If a broker holds your shares, this Proxy Statement and a proxy card have been sent to the broker. You may have received this Proxy Statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. Rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Proposal One, the proposal to elect directors, is a routine proposal under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name may vote on Proposal One even if no voting instructions are provided by the owner. Proposals Two and Three, the stockholder proposals, are non-routine proposals under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name may vote on Proposals Two and Three only if voting instructions are provided by the owner. If you do not provide your broker with voting instructions for Proposals Two and Three, your shares will not be counted as shares present and entitled to vote with respect to the vote required for these proposals.

The following table reflects the vote required for each proposal and the effect of broker non-votes, withhold votes and abstentions on the vote, assuming a quorum is present at the meeting:

Effect of Broker Non-Votes,
Proposal	Vote Required	Withhold Votes and Abstentions

(1) Election of Directors	(1) The seven nominees who receive the most votes will be elected	(1) Broker non-votes and withhold votes have no legal effect; however, withhold votes may have an effect under our Corporate Governance Principles
(2) Consideration of stockholder proposal concerning amending our equal employment opportunity policy	(2) An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and is entitled to vote	(2) Broker non-votes have no effect; abstentions have the same effect as a vote against the proposal
(3) Consideration of stockholder proposal concerning a majority vote standard for the election of directors	(3) An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and is entitled to vote	(3) Broker non-votes have no effect; abstentions have the same effect as a vote against the proposal

If any other proposals are properly presented to the stockholders at the meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Delaware law and our Bylaws, the number of votes required to approve a proposal is a majority of the shares of Common Stock present and entitled to vote at the meeting. The enclosed proxy card gives discretionary authority to the proxy holders to vote on any matter not included in this Proxy Statement that is properly presented to the stockholders at the meeting. The persons named as proxies on the enclosed proxy card are Donald R. Horton, Chairman, Donald J. Tomnitz, Vice Chairman, President and Chief Executive Officer, and Bill W. Wheat, Executive Vice President and Chief Financial Officer.

Stockholders Sharing the Same Address

The broker, bank or other nominee of any stockholder who is a beneficial owner, but not the record holder, of the Company’s Common Stock may deliver only one copy of this Proxy Statement and our Annual Report to multiple stockholders sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the stockholders.

In addition, with respect to record holders, in some cases, only one copy of this Proxy Statement and our Annual Report will be delivered to multiple stockholders sharing an address, unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will deliver free of charge a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of our proxy statements and annual reports in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: D.R. Horton, Inc., Attention: Investor Relations, D.R Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102, telephone number: (817) 390-8200, or e-mail: mehorton@drhorton.com.

Future Stockholder Communications through the Internet

Stockholders may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. The consent of stockholders who have previously consented to electronic delivery will remain in effect until withdrawn. To consent to electronic delivery:

•	stockholders whose shares are registered in their own name, and not in “street name” through a broker or other nominee, may simply log in to www.proxyvote.com, the Internet site maintained by Broadridge Financial Solutions, Inc. and follow the step by step instructions; and

•	stockholders whose shares are registered in “street name” through a broker or other nominee must first vote their shares using the Internet, at: www.proxyvote.com, the Internet site maintained by Broadridge Financial Solutions, Inc., and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

The consent to receive stockholder communications through the Internet may be withdrawn at any time in order to resume receiving stockholder communications in printed form.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR
THE STOCKHOLDER MEETING TO BE HELD JANUARY 29, 2009
The Proxy Statement and Annual Report to Stockholders are available at
http://www.drhorton.com/AnnualReportandProxyStatement

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members who will serve until the 2009 Annual Meeting, and until their successors have been elected and qualified. On November 20, 2008, Mr. Richard I. Galland, retired from the Board of Directors and each committee of the Board of Directors on which he served. Upon Mr. Galland’s retirement, the Board decreased its size from eight to seven members.

By unanimous resolution, the Nominating and Governance Committee recommended to the Board of Directors, as nominees to the Board of Directors, our seven current Directors of the Company, each of whom is listed below under the caption “Nominees for Director.” After review and consideration by the Board of Directors, the Board nominated the seven Directors for election as directors of D.R. Horton at the 2009 Annual Meeting.

Unless otherwise specified in the accompanying proxy, the shares voted by proxy will be voted for each of the persons named below as nominees for election as directors. The seven nominees receiving the most votes cast, which is a plurality of the votes, will be elected for one year terms and will serve until the next annual meeting of stockholders and their successors have been elected and qualified. We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees should become unavailable to serve as a director, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

The Corporate Governance Principles of the Company address the situation in which a director does not receive a majority of affirmative votes cast. Under such principles, any nominee for director who, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” his or her election at the annual meeting (“Majority Withheld Vote”) will promptly tender his or her resignation. The Nominating and Governance Committee, which is comprised of only independent directors, will consider the resignation and recommend to the Board whether to accept the tendered resignation. The Board will act upon the Nominating and Governance Committee’s recommendation within a reasonable period of time. The action taken by the Board will be publicly disclosed in a report filed with the Securities and Exchange Commission (the “SEC”) and may include, without limitation, acceptance or rejection of the tendered resignation or adoption of measures designed to address the issues underlying the Majority Withheld Vote. The foregoing description is qualified in its entirety by reference to our Corporate Governance Principles, which can be found under the Investor Relations and Corporate Governance links on our website at www.drhorton.com.

According to our Bylaws, any stockholder may make nominations for the election of directors if notice of such nominations is delivered to, or mailed and received at, the principal executive office of D.R. Horton not less than thirty days prior to the date of the originally scheduled meeting. However, if less than forty days’ notice or prior public disclosure of the date of the originally scheduled meeting is given by D.R. Horton, notice of such nomination must be so received not later than the close of business on the tenth day following the earlier of the day on which notice of the originally scheduled meeting was mailed or the day on which such public disclosure was made. If nominations are not so made, only the nominations of the Board of Directors may be voted upon at the 2009 Annual Meeting.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR”
Each of the Following Director Nominees.

Nominees for Director

The following is a summary of certain information regarding the nominees for election as directors.

Name	Age	Director Since	Principal Occupation and Business Experience

Donald R. Horton	58	1991	Mr. Horton has been Chairman of the Board of D.R. Horton since it was formed in July 1991, and he was President from July 1991 until November 1998. He has been involved in the real estate and homebuilding industries since 1972, and he was the founder, sole or principal stockholder, director and president of each of D.R. Horton’s predecessor companies since their respective organization, which date from 1978 to 1990.
Bradley S. Anderson	47	1998	Mr. Anderson is a Senior Vice President of CB Richard Ellis, Inc., an international real estate brokerage company, and he has held various positions in Phoenix, Arizona with its predecessor, CB Commercial Real Estate Group, Inc., since January 1987. He served as Interim Chairman of the Board of Continental Homes Holding Corp. from October 1997 through April 1998, when it merged into D.R. Horton, and he became a director of D.R. Horton at that time. Mr. Anderson has been a member of both the Audit and Compensation Committees since 1998 and he has also been a member of the Nominating and Governance Committee since November 2003.
Michael R. Buchanan	61	2003	Mr. Buchanan has significant commercial banking experience with several banking institutions serving the real estate and homebuilding sectors. He retired from commercial banking in March 2002. From March 2002 to March 2003, Mr. Buchanan was engaged as a senior advisor to Banc of America Securities. From 1998 to March 2002, Mr. Buchanan was a Managing Director of Bank of America, an executive officer position in which he was head of its national real estate banking group. From 1990 to 1998, Mr. Buchanan was an Executive Vice President of NationsBank, which later merged with Bank of America. Mr. Buchanan is also a member of the board of directors and the asset committee of Piedmont Office Realty Trust, Inc. (formerly Wells Real Estate Investment Trust), a publicly held, non-traded real estate investment trust. Mr. Buchanan was appointed to the Audit Committee in July 2003 and the Compensation Committee in January 2004 and he has also been a member of the Nominating and Governance Committee since November 2003.

Name	Age	Director Since	Principal Occupation and Business Experience

Michael W. Hewatt	59	2005	Mr. Hewatt is a certified public accountant and owner of Hewatt & Associates, CPAs, an auditing and tax services firm. He has worked for Hewatt & Associates or its predecessor firms since 1980. From 1971 to 1979, Mr. Hewatt worked in the tax and audit areas at Coopers & Lybrand (currently PricewaterhouseCoopers LLP) and was an audit manager for five years during this period. Mr. Hewatt is a member of the American Institute of Certified Public Accountants (“AICPA”), the AICPA’s peer review program, former member of the board of directors of the Texas Society of Certified Public Accountants and former President of the Texas Society of Certified Public Accountants — Fort Worth Chapter. Mr. Hewatt has been a director of D.R. Horton since 2005 and has been a member of the Audit, Compensation and Nominating and Governance Committees since that time.
Bob G. Scott	70	2007	Mr. Scott is currently retired from his most recent position as Chief Financial Officer and Chief Operating Officer of Summit Bancshares, Inc., a NASDAQ listed company. He was with Summit Bancshares from 1994 to 2006. Mr. Scott was an insurance consultant for Alexander & Alexander from 1992 to 1994. From 1972 to 1992, he was the controller and treasurer of Texas American Bancshares/Texas American Bank, an NYSE listed company. Mr. Scott was an auditor at Ernst & Ernst (currently Ernst & Young LLP) from 1969 to 1972. Mr. Scott previously was a Captain in the U.S. Air Force. Mr. Scott has been a director of D.R. Horton since 2007 and has been a member of the Audit, Compensation and Nominating and Governance Committees since that time.
Donald J. Tomnitz	60	1995	Mr. Tomnitz is Vice Chairman, President and Chief Executive Officer of D.R. Horton. He was a Vice President in charge of various divisions of D.R. Horton from 1983 until he was elected Vice President - Western Region of D.R. Horton in August 1994. From July 1996 until November 1998, Mr. Tomnitz was President of D.R. Horton’s Homebuilding Division; in January 1998 he was elected an Executive Vice President of D.R. Horton; in November 1998 he was elected Vice Chairman and Chief Executive Officer of D.R. Horton; and in March 2000, he became President as well. Mr. Tomnitz previously was a Captain in the U.S. Army, a Vice President of RepublicBank Dallas, N.A., and a Vice President of Crow Development Company, a Trammell Crow company.
Bill W. Wheat	42	2003	Mr. Wheat is an Executive Vice President and the Chief Financial Officer of D.R. Horton, positions he has held since October 2003. Mr. Wheat was a Senior Vice President and Controller from 2000 until 2003. From 1998 until 2000, Mr. Wheat was an Accounting Manager with the Company. From 1991 to 1998, Mr. Wheat held financial planning and assistant controller positions with The Bombay Company. Prior to 1991, Mr. Wheat was an auditor with Price Waterhouse LLP (currently PricewaterhouseCoopers LLP).

Other Executive Officers

Stacey H. Dwyer, age 42, is an Executive Vice President and Treasurer of D.R. Horton and is in charge of investor relations for D.R. Horton. She has been an employee of D.R. Horton since 1991. She was promoted from Assistant Secretary to Assistant Vice President in 1998 and from Assistant Vice President to Executive Vice President in 2000. She also became Treasurer in October 2003. Prior to 1991, Ms. Dwyer was an auditor for Ernst & Young LLP.

Samuel R. Fuller, age 65, prior to his retirement in May 2008, was a Senior Executive Vice President of the Company and had been employed by the Company since 1992. In 1995, he was promoted to Controller. In 2000, Mr. Fuller was promoted to Executive Vice President and Chief Financial Officer, and in 2000 he was also appointed a director. In October 2003, Mr. Fuller was promoted to Senior Executive Vice President. He retired from the Board of Directors in November 2003.

CORPORATE GOVERNANCE

Corporate Governance Standards

Our Board of Directors has adopted a number of standards to comply with requirements of the Sarbanes-Oxley Act of 2002, and the final rules of the NYSE and SEC relating to Sarbanes-Oxley and other corporate governance matters. Our Board has adopted the D.R. Horton Corporate Governance Principles, which contain a number of corporate governance initiatives designed to comply with the NYSE listing standards (the “NYSE Rules”) and the rules and regulations of the SEC (the “SEC Rules”) relating to corporate governance. The significant corporate governance initiatives adopted by the Board of Directors are discussed below. The Corporate Governance Principles can be found under the Investor Relations and Corporate Governance links on our website at www.drhorton.com.

Director Independence

Our Board of Directors is comprised of a majority of independent directors in accordance with the NYSE Rules. Our Board made the independence determination of its members based on the “Independence Standards” discussed below.

Our Board has adopted a set of “Independence Standards,” consistent with the NYSE Rules, to aid it in determining whether a member of the Board is independent under the NYSE Rules. In accordance with these Independence Standards, a director must not have a direct or indirect material relationship with the Company or its management, other than as a director. The Independence Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company, its management or its independent auditor.

The Independence Standards are contained in the Corporate Governance Principles set forth on our website under the Investor Relations and Corporate Governance links. These include the following:

•	A director who is an employee or whose immediate family member is an executive officer of D.R. Horton is not independent until three years after the end of such employment relationship.

•	A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from D.R. Horton, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in compensation. Compensation received by an immediate family member for service as a non-executive employee or non-member of senior management of D.R. Horton will not be considered in determining independence under this test.

•	A director is not independent if (i) the director or an immediate family member is a current partner of D.R. Horton’s internal or external auditor, (ii) the director is a current employee of such a firm, (iii) the director’s immediate family member is a current employee of such a firm and personally works on D.R. Horton’s audit, or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on D.R. Horton’s audit within that time.

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of D.R. Horton’s present executives serves on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, D.R. Horton for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or

2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

•	If a director serves as an executive officer, director or trustee of a charitable or educational organization, and D.R. Horton’s contributions to the organization are less than $500,000, then the relationship will not be considered to be a material relationship that would impair a director’s independence.

For purposes of these Independence Standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Audit Committee Independence, Financial Literacy and Audit Committee Financial Expert

In addition to being independent based on the Independence Standards, the NYSE Rules and related SEC Rules require that each member of an audit committee satisfy additional independence and financial literacy requirements, and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied by the Board determining that at least one Audit Committee member is an “audit committee financial expert” within the meaning of the SEC Rules. Accordingly, the Corporate Governance Principles contain a set of standards that relate to audit committee independence, financial literacy and audit committee accounting and financial management expertise. Generally, the additional independence standard provides that (i) a member of the Audit Committee, or his or her immediate family members, are prohibited from receiving any direct or indirect compensation or fee from the Company or its affiliates, and (ii) he or she may not be an affiliated person of the Company or any of its subsidiaries. Generally, the financial literacy standard provides that the Board, in its business judgment, shall determine if each member is financially literate, taking into account factors such as the member’s education, experience and ability to read and understand financial statements of public companies. Also, audit committee financial experts must have five additional attributes, which are (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal control over financial reporting and (v) an understanding of audit committee functions. All together, attributes (i) through (v) are referred to as the “Financial Expert Attributes.” The audit committee financial expert standards are set forth in the Corporate Governance Principles.

Board Determinations

Based on the independence, financial literacy and financial expert standards discussed above, the Board has determined that Bradley S. Anderson, Michael R. Buchanan, Michael W. Hewatt and Bob G. Scott are (i) independent, for purposes of serving as independent members of the Board of Directors, the Compensation Committee and the Nominating and Governance Committees, (ii) independent, for purposes of serving as independent members on the Audit Committee, and (iii) financially literate, for purposes of serving on the Audit Committee. The Board has also determined, as set forth below, that Mr. Hewatt, Mr. Buchanan and Mr. Scott each have the Financial Expert Attributes described above.

Mr. Hewatt. Mr. Hewatt acquired the Financial Expert Attributes primarily through his more than 30 years of experience working as a certified public accountant for Coopers & Lybrand LLP and Hewatt & Associates, CPAs and its predecessor firms. Mr. Hewatt’s experience as an auditor provided him active experience in conducting audits and reviewing financial statements. This active accounting experience further developed Mr. Hewatt’s understanding of generally accepted accounting principles and financial statements and his ability to assess the application of such principles in connection with accounting for estimates, accruals and reserves.

Mr. Hewatt’s active status as a certified public accountant requires him to stay current on pronouncements and advisory notices issued by accounting, auditing and tax regulatory boards and organizations.

During his career as a certified public accountant, Mr. Hewatt has served on various management teams directly responsible for designing and conducting testing procedures on financial statements for compliance with applicable controls and procedures, such as estimates, accruals and reserves, and evaluating related internal control structures. These types of compliance reviews were documented, evaluated and used in forming audit procedures. In connection with certain audits and compliance testing, Mr. Hewatt prepared and issued reports to boards of directors, whereby he gained understanding of the functioning of boards of directors and related committees. Mr. Hewatt has additional experience in providing management advisory services and providing tax advisory and tax preparation services, which has provided Mr. Hewatt with a strong background in the Internal Revenue Code and dealing with the Internal Revenue Service. Mr. Hewatt has worked with clients which include public and private companies, governmental organizations and non-profit organizations.

Mr. Buchanan. Mr. Buchanan acquired the Financial Expert Attributes primarily through his experience as a commercial banker in the real estate and homebuilding sectors, including serving as head of Bank of America’s national real estate group. Mr. Buchanan’s responsibilities as a banker required him to analyze and evaluate financial statements in order to make credit and lending decisions. In this regard, he developed significant expertise in understanding the integrity of the financial information used to prepare financial statements and how such information should be used to analyze and evaluate a company’s financial condition and its ability to meet the company’s debt obligations. As head of the national real estate group at Bank of America, Mr. Buchanan also actively supervised others in conducting financial statement and financial condition analysis and evaluation.

Mr. Scott. Mr. Scott acquired the Financial Expert Attributes through his more than 32 years of experience in various roles such as a controller and/or chief financial officer of publicly held companies. Mr. Scott also served on the audit staff of Ernst & Ernst (a predecessor to Ernst & Young LLP) in the years of 1969-1972. Mr. Scott received a certificate of Certified Public Accountant in 1970. Mr. Scott’s responsibilities provided him direct experience in preparing, analyzing, evaluating, planning, reviewing and finalizing financial statements and auditing such financial statements for publicly traded companies. Mr. Scott, in his financial and accounting roles, directed financial systems, reporting, planning, financial controls, strategic planning, mergers and acquisitions and assisted with investor relations. Through Mr. Scott’s direct accounting experience, he developed knowledge and understanding of generally accepted accounting principles and financial statements and the ability to assess the application of such principles in connection with accounting for estimates, accruals and reserves. Mr. Scott, through his accounting experience, has also had direct responsibility for designing and conducting testing procedures on financial statements for compliance with internal controls and procedures. Through Mr. Scott’s experience as a chief financial officer of a publicly traded company, he gained an understanding of board and audit committee functions through his direct interaction with the board and audit committees.

As provided by the safe harbor contained in the SEC Rules, our audit committee financial experts will not be deemed “experts” for any purpose as a result of being so designated. Such designation does not impose on such persons any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such persons as members of the Audit Committee or the Board of Directors in the absence of such designation, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board of Directors.

The Board also determined that Donald R. Horton, Donald J. Tomnitz and Bill W. Wheat are not independent members of the Board, because they currently are executive officers of, and employed by, the Company.

Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers

In accordance with SEC Rules, the Audit Committee and the Board have adopted the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers. The Board believes that these individuals must set an exemplary standard of conduct for D.R. Horton, particularly in the areas of accounting, internal accounting control, auditing and finance. The ethics code sets forth ethical standards the designated officers must adhere to and other aspects of accounting, auditing and financial compliance. The full text of the Code of Ethical Conduct for CEO, CFO and Senior Financial Officers has been posted to the Company’s website, and can be found under the Investor Relations and Corporate Governance links. Information relating to any amendment to or waiver of a provision of the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers will be disclosed on the website within four business days of such amendment or waiver.

Corporate Code of Business Conduct and Ethics

The Board of Directors has adopted a Corporate Code of Business Conduct and Ethics for employees and directors of D.R. Horton in accordance with the NYSE Rules. The Board adopted the Corporate Code of Business Conduct and Ethics to provide guidance to the Board and management in areas of ethical business conduct and risk and to provide guidance to employees and directors by helping them to recognize and deal with ethical issues including, but not limited to, (i) conflicts of interest, (ii) corporate opportunities, (iii) confidentiality, (iv) fair dealing, (v) protection of corporate assets, (vi) compliance with rules and regulations, including insider trading of securities, and (vii) confidential reporting of unethical behavior and hotline telephone numbers. The Corporate Code of Business Conduct and Ethics can be found on our website under the Investor Relations and Corporate Governance links.

Qualifications for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying nominees for director, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, stockholders or other persons. Once a potential nominee has been identified, the Nominating and Governance Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board of Directors. This assessment includes an evaluation of the nominee’s judgment and skills, such as his or her depth of understanding of the Company’s industry, financial sophistication, leadership and objectivity, all in the context of the perceived needs of the Board of Directors at that point in time.

In addition to the foregoing, the Company’s Corporate Governance Principles provide that each member of the Board of Directors should have the following minimum characteristics:

•	the highest personal and professional ethical standards, integrity and values;

•	a commitment to representing the long-term interests of the stockholders;

•	practical wisdom and mature judgment;

•	be objective and inquisitive; and

•	be prepared to offer his or her resignation in the event of any significant change in personal circumstances that could affect the discharge of his or her responsibilities as a director, including a change in his or her principal job responsibilities.

Ordinarily, directors who serve as chief executive officers or in equivalent positions for other companies should not serve on more than one other board of a public company in addition to the D.R. Horton Board, and other directors should not serve on more than two other boards of public companies in addition to the D.R. Horton Board. Because of the value the Board places on having directors who are knowledgeable about the Company and its operations, neither the Board nor the Nominating and Governance Committee believes that arbitrary term limits on directors’ service are appropriate.

Retirement Age Policy

On January 25, 2007, our Board adopted a retirement policy for directors. Under the policy, directors may not stand for reelection after they have reached the age of 75. Directors serving on the Board on January 25, 2007, which include all current directors other than Bob G. Scott, are exempt from this policy.

Majority Voting Policy

Our directors are elected under a plurality standard, meaning the seven nominees who receive the greatest amount of votes are elected as directors, regardless of whether a majority of votes are received by any individual director. However, under our Corporate Governance Guidelines, any nominee for director who, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” his or her election at the annual meeting must promptly tender his or her resignation. The Nominating and Governance Committee will consider the resignation and recommend to the Board whether to accept the tendered resignation. The Board will act upon the Nominating and Governance Committee’s recommendation within a reasonable period of time. The action taken by the Board will be publicly disclosed in a report filed with the Securities and Exchange Commission.

Procedures for Nominating or Recommending for Nomination Candidates for Director

Any stockholder may submit a nomination for director by following the procedures outlined in our Bylaws and described under Proposal One “Election of Directors” in this Proxy Statement. In addition, the Nominating and Governance Committee has adopted a policy permitting stockholders to recommend candidates for director for consideration by the committee, which will consider such candidates on the same basis as candidates identified through other means. Stockholders wishing to recommend candidates for election at the 2010 Annual Meeting must give notice to the Nominating and Governance Committee no more than 150 days and no less than 120 days prior to the anniversary date of this Proxy Statement. All director candidates shall, at a minimum, possess the qualifications for director discussed above. Each notice must set forth (1) the name and mailing address of such stockholder, (2) the number of shares beneficially owned by such stockholder, (3) the name, age, business address and residence address of each candidate, (4) the number of shares of Common Stock, if any, beneficially owned by each candidate, and (5) all other information relating to such person that is required to be disclosed in the solicitations for proxies for election of directors under the SEC Rules and NYSE Rules. The Nominating and Governance Committee may request additional information to assist in the evaluation of the candidacy of such person.

Complaint Procedures For Accounting, Internal Control, Auditing and Financial Matters

In accordance with SEC Rules, the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal control, auditing or financial matters (collectively, “Accounting Matters”) and (ii) the confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters. The Audit Committee oversees treatment of complaints and concerns in this area. The full text of the Complaint Procedures For Accounting, Internal Control, Auditing and Financial Matters has been posted to the Company’s website, and can be found under the Investor Relations and Corporate Governance links.

Executive Sessions of the Board of Directors

In accordance with the NYSE Rules, the non-management members of the Board of Directors have held and will continue to hold regularly scheduled executive sessions of the non-management directors, each of whom is independent. Michael R. Buchanan, Chairperson of the Nominating and Governance Committee, presides at these independent sessions. During the 2008 fiscal year, the non-management directors met four times in executive session.

Communications with the Board of Directors

You can communicate with any member of our Board of Directors by sending the communication to the Chairperson of the Nominating and Governance Committee, who also serves as the Presiding Director. Currently, Mr. Buchanan serves as chairperson of the Nominating and Governance Committee. Send communications to: Presiding Director c/o Chief Legal Officer, D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, Texas 76102. Our Chief Legal Officer will review the communications and determine if such communications come within the purview of a Board committee or Board member(s). After such determination, these communications will be promptly forwarded to such Board member(s) or the Presiding Director as applicable. The Presiding Director reports these communications to the Board on a quarterly basis. Further information may be obtained on our website at www.drhorton.com under the Investor Relations and Corporate Governance links.

Meetings and Committees of the Board

Board Meetings

During the 2008 fiscal year, the Board of Directors of D.R. Horton held four meetings and acted three times by written consent. Each director attended all of the Board meetings and at least 96% of the committee meetings for each committee on which he served during the 2008 fiscal year. Executive sessions of our non-management directors, all of whom are independent, are regularly held. The sessions are scheduled and chaired by the Chairperson of the Nominating and Governance Committee, who also acts as our Presiding Director. Directors are encouraged to attend annual meetings of our stockholders. The 2008 annual meeting was attended by all of our current directors.

Committees of the Board

The Board of Directors has four committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board of Directors has adopted governing Charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each of the Charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee is posted on the Company’s website, and can be found under the Investor Relations and Corporate Governance links.

Executive Committee

The Executive Committee, while the Board is not in session, possesses all of the powers and may carry out all of the duties of the Board of Directors in the management of the business of D.R. Horton which by state or federal law or the NYSE Rules may be delegated to it by the Board of Directors. During our 2008 fiscal year and currently, the Executive Committee was and is composed of Messrs. Horton, Tomnitz and Wheat.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Michael R. Buchanan, Bradley S. Anderson, Michael W. Hewatt and Bob G. Scott, with Mr. Buchanan serving as Chairperson. Each committee member has been determined by the Board to be independent in accordance with the NYSE Rules. During the 2008 fiscal year, the Nominating and Governance Committee met three times and took no action by written consent, and each member attended in person or by telephone conference all of the meetings.

The Nominating and Governance Committee Charter has been posted to the Company’s website under the Investor Relations and Corporate Governance links. The Nominating and Governance Committee’s primary purpose is to provide assistance to the Board of Directors in fulfilling its responsibility to the stockholders by:

•	identifying individuals qualified to become directors consistent with criteria approved by the Board, and recommending to the Board for selection the qualified candidates for directorships to be filled by the Board or by the stockholders;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company; and

•	overseeing the evaluation of the Board and management.

Compensation Committee

The members of the Compensation Committee are Bradley S. Anderson, Michael R. Buchanan, Michael W. Hewatt and Bob G. Scott, with Mr. Anderson serving as Chairperson. Each committee member has been determined by the Board to be independent. During the 2008 fiscal year, the Compensation Committee met eleven times and acted by written consent one time, and each member attended in person or by telephone conference 90% or more of the meetings.

The Compensation Committee Charter has been posted to the Company’s website under the Investor Relations and the Corporate Governance links. The Charter provides that the Compensation Committee shall assist the Board of Directors in discharging its responsibility to the stockholders with respect to the Company’s compensation programs and compensation of the Company’s executive officers.

The Compensation Committee Charter also sets forth the responsibilities and duties of the committee regarding reviewing the compensation for the Chief Executive Officer and other executive officers, monitoring incentive and equity-based compensation plans, preparing an annual report on executive compensation and reporting to the Board of Directors.

Audit Committee

The members of the Audit Committee of the Board of Directors are Michael W. Hewatt, Bradley S. Anderson, Michael R. Buchanan, and Bob G. Scott, with Mr. Hewatt serving as Chairperson. The Audit Committee met eight times during the 2008 fiscal year and took no action by written consent, and each member attended in person or by telephone conference all of the meetings.

As discussed under the caption “Corporate Governance Standards” beginning on page 9 of this Proxy Statement, each member of the Audit Committee has been determined by the Board to be “independent” and “financially literate” in accordance with NYSE Rules, the SEC Rules, and the corporate governance and independent standards adopted by the Board. Also, Messrs. Buchanan, Hewatt and Scott each has been determined by the Board to be an “audit committee financial expert” under such rules, regulations and standards as are set forth in the Company’s Corporate Governance Principles posted on our website.

The Audit Committee operates pursuant to an Audit Committee Charter, which was approved and adopted by the Board of Directors. A copy of the adopted Audit Committee Charter is posted to the Company’s website under the Investor Relations and Corporate Governance links. The duties and responsibilities of the Audit Committee are set forth in its Charter. The Audit Committee’s primary purposes are to:

•	assist the Board in fulfilling its oversight responsibilities relating to the:

•	integrity of the Company’s financial statements;

•	Company’s compliance with legal and regulatory requirements;

•	independent auditor’s qualifications and independence; and

•	performance of the Company’s internal audit function and independent auditor; and

•	prepare an Audit Committee report to be included in the Company’s annual proxy statement.

Further discussion regarding the Audit Committee’s processes and procedures regarding D.R. Horton’s audited consolidated financial statements for the year ended September 30, 2008, and other matters are discussed in the Audit Committee Report set forth on page 49 of this Proxy Statement.

Compensation of Directors

Our Board of Directors annually approves compensation and fees paid to our non-management directors, each of whom is listed in the table below. Traditionally, the Board has strived to set non-management director compensation at a level that pays reasonable cash and equity compensation. We believe that we consistently pay annual non-management director compensation that is within the range of the total compensation paid to non-management directors of companies in our peer group based on publicly available information. In November 2008, our Board approved non-management director compensation for the 2009 fiscal year at the same level as compensation for the 2008 fiscal year.

In our 2008 fiscal year, our non-management director compensation consisted of two primary components, cash fees and stock options.

Fees Paid in Cash.  Each non-management director receives $10,000 per Board meeting attended in person or by tele-conference, paid quarterly and not to exceed $40,000 per year. In addition, each non-management director who serves on a committee of the Board of Directors receives an annual fee of $5,000 per committee paid quarterly, and each non-management director who serves as the Chairperson of a Committee of the Board of Directors receives an annual fee of $2,500 per committee paid quarterly.

Stock Options.  When a new non-management director joins our Board, he or she has traditionally been awarded 10,000 stock options. These stock options have an exercise price equal to the closing price of our common stock on the date of grant. Traditionally, these stock options have vested over five years and have a ten year term. In addition to the initial grant received upon joining the Board, we have awarded stock options to non-management directors at other times. On February 11, 2008, each non-management director was awarded 10,000 stock options. These stock options have an exercise price of $14.50 per share, the closing price of our common stock on the date of grant, have a vesting schedule in five equal installments over five years and have a ten year term. Additional information about stock option grants to our non-management directors is set forth in the table on the next page.

Director Compensation for Fiscal Year 2008

	Fees Earned or			All Other
Name(1)	Paid in Cash(2)	Stock Awards	Option Awards(3)	Compensation	Total

Bradley S. Anderson	$57,500	—	$57,822	—	$115,322
Michael R. Buchanan	$57,500	—	$68,542	—	$126,042
Richard I. Galland	$55,000	—	$57,822	—	$112,822
Michael W. Hewatt	$57,500	—	$72,222	—	$129,722
Bob G. Scott	$55,000	—	$12,964	—	$67,964

(1)	During the 2008 fiscal year, the Company paid director fees only to non-management directors. No director of the Company who receives compensation from the Company for services other than as a director received any additional compensation for serving as a director of D.R. Horton. Mr. Galland retired from the Board and from each committee of the Board on November 20, 2008.

(2)	Amounts represent non-management director fees paid in cash during the 2008 fiscal year.

(3)	The amount listed is the compensation expense related to the vesting of stock option awards granted in the 2008 fiscal year and prior years calculated in accordance with SFAS 123(R) and recognized in the Company’s 2008 fiscal year financial statements. The compensation expense recognized in our 2008 fiscal year financial statements was based upon the grant date fair value, which was determined using a Black-Scholes option pricing model pursuant to SFAS 123(R). Compensation expense recognized in fiscal 2008 for stock options granted to directors on February 11, 2008 was $5,682 per director. Further information regarding the valuation of stock options can be found under Note J in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended September 30, 2008. As of September 30, 2008, Messrs. Anderson, Buchanan, Galland, Hewatt and Scott held 34,000, 40,000, 40,000, 30,000, and 20,000 outstanding stock options (vested and unvested), respectively.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Management

The following table shows the beneficial ownership of the Common Stock of D.R. Horton as of December 2, 2008 by (i) all D.R. Horton directors, (ii) all D.R. Horton executive officers, and (iii) all D.R. Horton directors and executive officers as a group. Unless stated otherwise, the shares are owned directly and the named beneficial owners possess sole voting and investment power with respect to the shares set forth in the table.

	Amount and Nature of
	Common Stock Beneficially Owned(1)
	Number of Shares		Percent of
Name of Beneficial Owner	Beneficially Owned		Class(2)

Donald R. Horton†	27,180,840	(3)	8.57%
Bradley S. Anderson	28,948		*
Michael R. Buchanan	24,000		*
Stacey H. Dwyer†	208,726		*
Samuel R. Fuller†(4)	185,609	(5)	*
Michael W. Hewatt	10,000		*
Bob G. Scott	4,000		*
Donald J. Tomnitz†	1,452,190	(6)	*
Bill W. Wheat†	101,870	(7)	*
All directors and executive officers as a group (9 persons)	29,196,183		9.19%

*	Less than 1%

†	A named executive officer.

(1)	Beneficial ownership includes the following shares which the executive officers and directors could acquire by exercising stock options on, or within 60 days after, December 2, 2008: Mr. Horton: 366,666, Mr. Anderson: 18,000, Mr. Buchanan: 24,000, Ms. Dwyer: 130,613, Mr. Fuller: 151,960, Mr. Hewatt: 10,000, Mr. Scott: 2,000, Mr. Tomnitz: 421,166 and Mr. Wheat: 80,663. These options represent an aggregate of 1,205,068 shares.

(2)	The percentages are calculated based on 316,657,842 issued and outstanding shares on December 2, 2008. For each person, separately, his or her percentage was calculated by including his or her options set forth in footnote (1) in both the numerator and denominator, and for the group, the percentage was calculated by including the 1,205,068 options set forth in footnote (1) in both the numerator and denominator.

(3)	These shares do not include (i) 2,048,341 shares directly owned by Donald Ryan Horton, an adult son of Mr. Horton, and 2,037,280 shares directly owned by Douglas Reagan Horton, another adult son of Mr. Horton, (ii) 2,359,590 shares held by the Douglas Reagan Horton Trust, (iii) 2,359,589 shares held by the Donald Ryan Horton Trust, (iv) 1,368,005 shares held by the Martha Elizabeth Horton Trust, and (v) 1,499,984 shares held by the Donald Ray Horton Trust. Mr. Horton disclaims any beneficial interest in these shares. These trusts were established by Mr. Horton and his wife for the benefit of their descendants. Terrill J. Horton serves as the sole trustee of these trusts. Terrill J. Horton is a retired director of the Company and the brother of Donald R. Horton. Donald R. Horton’s address is D.R. Horton, Inc., D.R. Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102.

(4)	Mr. Fuller retired from the Company on May 31, 2008.

(5)	These shares do not include 4,000 shares owned by an IRA for the benefit of Mr. Fuller’s spouse. Mr. Fuller disclaims any beneficial interest in these shares.

(6)	These shares do not include 20,568 shares owned by an IRA for the benefit of Mr. Tomnitz’s spouse. Mr. Tomnitz disclaims any beneficial interest in these shares.

(7)	These shares do not include 116 shares owned by an IRA for the benefit of Mr. Wheat’s spouse and 332 shares held in trust for the benefit of Mr. Wheat’s child. Mr. Wheat disclaims any beneficial interest in these shares.

Certain Other Beneficial Owners

Based on filings under the Securities Exchange Act of 1934, as amended, available as of December 2, 2008, the only other known beneficial owners of more than 5% of D.R. Horton Common Stock outstanding were the following:

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent

FMR LLC(1)	46,950,295	14.9%
82 Devonshire Street Boston, Massachusetts 02109
T. Rowe Price Associates, Inc.(2)	27,475,159	8.7%
100 E. Pratt Street Baltimore, Maryland 21202

(1)	Based solely upon information contained in the most recently filed Schedule 13G/A of FMR LLC, filed with the SEC on February 14, 2008, reflecting beneficial ownership as of December 31, 2007. According to this Schedule 13G/A, FMR LLC had sole voting power for 1,064,529 of these shares, no shared voting power, sole dispositive power for all of these shares and no shared dispositive power.

(2)	Based solely upon information contained in the most recently filed Schedule 13G of T. Rowe Price Associates, Inc, filed with the SEC on February 13, 2008, reflecting beneficial ownership as of December 31, 2007. According to this Schedule 13G, T. Rowe Price Associates, Inc. had sole voting power of 8,337,428 of these shares, no shared voting power, sole dispositive power for all of these shares and no shared dispositive power.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Compensation Committee has undertaken to design a fair and competitive compensation program for executive officers that will attract, motivate and retain highly qualified and experienced executives, reward superior performance and provide incentives that are based on performance of the Company. Our executive compensation program consists of several components, including base salary, cash bonuses, equity awards and deferred compensation plans and retirement benefits. This compensation discussion and analysis discussion provides more information regarding:

•	our compensation objectives;

•	the relationship between the components of our compensation program and our objectives; and

•	factors considered by the Compensation Committee in establishing compensation levels for our named executive officers, who, for our 2008 fiscal year, included:

•	Donald R. Horton, Chairman of the Board;

•	Donald J. Tomnitz, Vice Chairman, President and Chief Executive Officer (Principal Executive Officer);

•	Bill W. Wheat, Executive Vice President and Chief Financial Officer (Principal Financial Officer);

•	Stacey H. Dwyer, Executive Vice President and Treasurer; and

•	Samuel R. Fuller, Senior Executive Vice President.

The above listed named executives officers are also expected to be our named executive officers for our 2009 fiscal year, except for Mr. Fuller who retired in May 2008.

Executive Compensation Objectives

Our primary compensation objectives are to:

•	attract, motivate and retain highly qualified and experienced executives;

•	award compensation that motivates and recognizes valuable, short and long-term individual and company performance;

•	provide a compensation program that provides flexibility to ensure that awards are competitive within our peer group; and

•	implement a compensation plan that aligns the executive’s interests with those of our stockholders.

As a leading national homebuilding company, we employ key executives who have delivered targeted results in very challenging homebuilding market conditions. Our key executives and officers may encounter other professional opportunities due to the extensive national industry experience gained during their employment with us. As a result, we believe we must provide salaries and total compensation packages that are attractive and competitive in the homebuilding industry. We believe the executive’s interests are aligned with our stockholders’ interests by motivating and retaining our key executives so that they can use their national homebuilding expertise with us rather than with one of our competitors in the homebuilding or land and lot development business.

Many of our key executives and officers have experience in both up and down cycles in the homebuilding industry. The Compensation Committee considers this type of industry experience to be very valuable in the current volatile and challenging homebuilding market. We believe that to maintain our position as a leader in the homebuilding industry, and to effectively operate through the current down market, the Company must provide executive compensation programs that continually motivate and seek to retain our experienced and talented executives.

We also believe it is important to have a significant portion of an executive’s overall compensation tied to his or her total value to the Company. When reviewing an executive’s value, we review factors such as the number of years with the Company, significance of job function, ability to analyze and make decisions on significant business and financial objectives, and the ability to work as an important member of senior management and serve as a leader for other employees. We believe that by placing importance on these qualities, we are aligning individual and corporate performance with the compensation that is ultimately paid for performance.

Due to the significant number of years of dedicated service our executives have with us, the Board of Directors and Compensation Committee have chosen not to pursue written employment agreements with our executives. Rather than using fixed employment agreements, we believe our balanced cash and equity compensation program provides us with an effective tool in retaining and motivating our executives.

Process for Determining Compensation

Authority and Role of Compensation Committee

Our Compensation Committee evaluates and approves the performance and compensation for our Chairman and our Chief Executive Officer. The Compensation Committee also makes compensation recommendations to the Board with respect to other named executive officers. The Compensation Committee also administers our equity programs such as awards under our 2006 Stock Incentive Plan and all other compensation plans that are intended to qualify as performance based under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

The members of the Compensation Committee of the Board of Directors are Bradley S. Anderson, Michael R. Buchanan, Michael W. Hewatt and Bob G. Scott, with Mr. Anderson serving as Chairperson. Richard I. Galland retired from the Board and each committee on which he served in November 2008. Each Compensation Committee member has been determined to be independent under the NYSE listing standards, an “outside director” under Section 162(m), and a “non-employee director” under Rule 16b-3 under the Securities Exchange Act. The Compensation Committee is responsible for approving all cash and equity compensation paid or awarded to Mr. Horton, Mr. Tomnitz and other executive officers who are awarded compensation under our Amended and Restated 2000 Incentive Bonus Plan (the “2000 Restated Bonus Plan”) or our 2006 Stock Incentive Plan (the “2006 Equity Plan”), if such compensation is intended to qualify as performance based compensation under Section 162(m). In the 2008 fiscal year, only Messrs. Horton and Tomnitz were awarded compensation under the 2000 Restated Bonus Plan as described in more detail below. The duties of the Compensation Committee are summarized under the caption “Meetings and Committees of the Board” beginning on page 14 and are more fully set forth in the Compensation Committee Charter, which is available on our website at www.drhorton.com under the Investor Relations and Corporate Governance links.

Role of Chairman and Chief Executive Officer

Our Chairman and our Chief Executive Officer review and discuss salary and bonus compensation of our other named executive officers and make compensation recommendations to the Compensation Committee regarding these executive officers. At the request of the Compensation Committee, our Chairman also provides a recommendation concerning the annual base salary and incentive bonus program for our Chief Executive Officer, but not for himself, as Chairman. For other executive officers, our Chairman and our Chief Executive Officer review and discuss the annual base salary and cash bonus compensation for these other executive officers and make recommendations to the Compensation Committee. The Compensation Committee considers these recommendations when making its recommendation to the Board. In addition, our Chairman and our Chief Executive Officer make recommendations to the Compensation Committee with regard to the compensation packages for new executive officers and adjustments in compensation for other executive officers when necessary.

Use of the Company’s Historical Data

When evaluating executive compensation decisions, the Compensation Committee evaluates and considers many of the Company’s short and long-term achievements that place us as a leader in the U.S. homebuilding industry. Based on publicly available information at our 2008 fiscal year end, these achievements include:

•	market capitalization consistently near the top of public homebuilders;

•	seven consecutive years closing more homes in the U.S. than any other homebuilder;

•	only homebuilder to close more than 26,000 homes in the United States during the fiscal year ended September 30, 2008, during what we believe to be one of the most significant declines in the housing market in recent years;

•	generation of cash flow from operations of approximately $1.9 billion and $1.4 billion in the 2008 and 2007 fiscal years, respectively; and

•	reduction of approximately $600 million and $1.7 billion in debt in the 2008 and 2007 fiscal years, respectively.

Review of Compensation

We review the compensation of our executive officers on a regular basis. In our 2008 fiscal year, the Compensation Committee formally met in November and December 2007 and in January, February, July and November 2008 to review and discuss executive compensation matters. In addition, the Compensation Committee Chairman and other members of the Compensation Committee also have discussions with management during the year and occasionally request that management gather market information regarding executive compensation matters for the Committee’s review and consideration. The Compensation Committee believes it is appropriate to exercise its judgment when reviewing and setting the total mix of compensation related to short and long-term awards and cash and equity awards rather than relying on a set formula or percentage allocation. The Compensation Committee believes an important part of an executive’s value is helping us achieve our business plan in good and bad markets. Accordingly, we exercise judgment in determining the mix of compensation we believe to be in line with our business objectives and that we believe to be appropriate for the executive under review in view of his or her industry expertise and role at the Company.

Compliance with Internal Revenue Code Section 162(m)

When reviewing and setting compensation awards to our executives, we consider the tax deductibility of their compensation under Section 162(m). Section 162(m) generally does not allow a tax deduction to publicly-held companies for compensation over $1 million paid for any fiscal year to the company’s named executive officers (other than the chief financial officer). However, Section 162(m) exempts qualified performance-based compensation from this $1 million limit if certain requirements are met. We generally intend for awards to our executive officers under the 2000 Restated Bonus Plan and the stock options under our 2006 Equity Plan to qualify for the performance-based compensation exemption under Section 162(m). However, we exercise judgment and may award compensation that does not qualify for tax deductibility under Section 162(m) in order to meet corporate objectives or to adapt to changing circumstances. Accordingly, the Board of Directors and the Compensation Committee may award non-deductible compensation to our executive officers as the Board and Committee deem appropriate.

Use of Compensation Survey Data

The Compensation Committee utilizes compensation data of our peer group of publicly-traded homebuilding companies to analyze compensation decisions in light of current market rates and practices, and to help ensure that our compensation decisions are reasonable in comparison to our peer group and the value of the executive to us; however, the Compensation Committee does not attempt to position compensation at any specified level within the peer group. The peer group compensation data is annually compiled by our management from publicly available information and provided to the Compensation Committee for its consideration as described in more detail below. Our peer group consists of the following publicly-traded homebuilding companies:

Peer Group
Beazer Homes USA	M.D.C. Holdings
Centex Corporation	Pulte Homes
Hovnanian Enterprises	Ryland Group
KB Home	Standard Pacific
Lennar Corporation	Toll Brothers

Components of Compensation

Base Salaries — Named Executive Officers

Base salaries paid to our named executive officers serve to provide a fixed or base level of compensation to our executives. When reviewing and setting an executive’s base salary, we consider the following factors:

•	level of experience and responsibility;

•	ability to contribute to meeting operating objectives;

•	providing a level of pay to retain the executive’s services in light of market conditions;

•	average base salary of comparable executives in our peer group; and

•	recommendations of our Chairman and our Chief Executive Officer, other than for themselves.

After taking into consideration the above factors, 2008 and 2009 fiscal year base salaries for our named executive officers were, or are, as set forth in the table below.

	Base Salary
Name	2008	2009

Donald R. Horton	$400,000	$400,000
Donald J. Tomnitz	$300,000	$300,000
Bill W. Wheat	$200,000	$250,000
Stacey H. Dwyer	$200,000	$250,000
Samuel R. Fuller(1)	$200,000	—

(1)	Mr. Fuller retired from the Company on May 31, 2008.

The Compensation Committee determined to keep the base salaries of Mr. Horton, our Chairman, and Mr. Tomnitz, our Chief Executive Officer, the same in the 2009 fiscal year as they were in the 2008 fiscal year. Based on our review of the publicly available peer group compensation information, the base salaries of our Chairman and our Chief Executive Officer were below the average salaries of comparable positions in our peer group for the most recently completed fiscal year. For example, proxy statements show that the chief executive officers at our peer group companies, not including our chief executive officer, had an average base salary of approximately $1,046,261. The base salaries of Mr. Horton and Mr. Tomnitz have remained at the current levels since 2001 reflecting the Company’s effort to tie the largest portion of compensation to performance. We believe that by setting base salaries toward the lower range of base salaries for our peer group, our top two executives are properly incentivized to earn performance-based compensation under their incentive bonus plans.

In November 2008, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, base salary increases for Mr. Wheat, our Executive Vice President and Chief Financial Officer, and Ms. Dwyer, our Executive Vice President and Treasurer. Mr. Wheat’s and Ms. Dwyer’s base salaries increased from $200,000 to $250,000 for the 2009 fiscal year primarily to provide each of them with a larger fixed portion of his or her overall compensation and to complement his or her annual bonuses, which historically have been discretionary and not fixed at any level. We believe the base salary of Mr. Wheat was below the average salary for comparable responsibility in our peer group for the most recent completed fiscal year based on publicly filed proxy statements of our peer group. For example, proxy statements show that the chief financial officers at our peer group companies, not including our chief financial officer, had an average base salary of approximately $552,897. Based on our review of publicly available peer group compensation information, we believe the base salaries for Ms. Dwyer and Mr. Fuller were at levels that are within the range of base salaries for comparable responsibilities in our peer group for the most recent completed fiscal year; however, because similar positions for Ms. Dwyer and Mr. Fuller are not readily reported in the proxy statements of our peer group, our belief is based on the subjective business judgment of our Chairman and our Chief Executive Officer.

Traditionally, base salaries for our executives have been at a level below the average of our peer group which is consistent with the Company’s practice of focusing on maintaining a low level of selling, general and administrative expense. Our executives are awarded base salaries primarily based on their tenure with, and their level of responsibility within, the Company on operating and financial matters. When setting base salaries, we do not use a percentage or ratio that base salary should be in relation to total compensation, but we do believe that incentive bonus compensation should continue to be a significant portion of total compensation.

2008 Fiscal Year — Incentive Bonus Opportunity

Chairman and Chief Executive Officer.  In furtherance of our compensation philosophy to award incentive bonuses based on company performance, during the 2008 fiscal year, our Chairman and our Chief Executive Officer had the opportunity to earn incentive bonuses under our 2000 Restated Bonus Plan. The incentive bonuses are intended to make up a significant portion of our Chairman’s and our Chief Executive Officer’s annual compensation. Annual incentive bonus goals and awards for Mr. Horton and Mr. Tomnitz were the same in the 2008 fiscal year. We believe that Mr. Horton and Mr. Tomnitz should each be equally incentivized to implement the key short-term performance goals below, which are important to the Company in the current difficult homebuilding market. The 2008 fiscal year incentive bonuses for Mr. Horton and Mr. Tomnitz were based on three performance goals set by the Compensation Committee. The three performance goals were:

2008 Performance Goals
for Incentive Bonus
(i)	Adjusted Pre-Tax Income
(ii)	Operating Cash Flow
(iii)	Selling, General and Administrative Expense (“SG&A”) Containment

We believe these three performance goals were important to the Company in fiscal 2008 in light of the current difficult housing market. We believe adjusted pre-tax income is an important performance goal because it strongly focuses our executives on important components of quarterly adjusted pre-tax income, namely, revenue from home closings and controlling ordinary operating items that go into cost of sales. We believe that operating cash flow is also an important performance goal because it focuses our executives on reducing our land, lot and speculative home positions while also focusing them on controlling land lot purchases and development and construction spending. The generation of positive cash flow in a contracted credit market allows the Company to have available cash to pay usual operating expenses and service short and long-term financing obligations. We further believe that the third performance goal of SG&A containment balances the other two goals by focusing our executives on controlling selling, general and administrative costs in a period of uncertain sales and revenue from home closings.

After deciding on these three performance goals, these goals were further grouped into two categories or components, referred to as the “First Cash Component” and the “Second Cash and Equity Component”. The First Cash Component pertains only to the “adjusted pre-tax income” performance goal, and the Second Cash and Equity Component pertains only to the “operating cash flow” and “SG&A containment” performance goals.

First Cash Component — Adjusted Pre-Tax Income.  Under the First Cash Component, Mr. Horton and Mr. Tomnitz had the opportunity to earn a bonus based on achieving positive adjusted pre-tax income. The maximum bonus that could be earned based on positive adjusted pre-tax income was as follows:

First Cash Component

	Bonus Amount
	1st		2nd	3rd	4th
Performance Goal	Quarter		Quarter	Quarter	Quarter

Adjusted Pre-Tax Income	6	%(1)	2%	2%	2%

(1)	For the first quarter, we use 6% of positive adjusted pre-tax income for the month of December rather than 2% for the entire quarter. In December 2007, 6% of positive adjusted pre-tax income for the month was 1.99% of positive adjusted pre-tax income for the entire first quarter of fiscal 2008 in terms of dollars paid. This is in line with the 2% for the other three quarters as set forth in the table.

The hurdle or threshold for achieving a bonus under the First Cash Component was the attainment of “positive” adjusted pre-tax income. If no positive adjusted pre-tax income was attained, then no bonus would be paid under this component. Under the 2000 Restated Bonus Plan, “adjusted pre-tax income” means consolidated income before income taxes, excluding inventory impairments and land option cost write-offs and goodwill impairments, as publicly reported by the Company in its consolidated financial statements prepared in accordance with generally accepted accounting principles.

The percentages of adjusted pre-tax income listed above were determined by the Compensation Committee in the first quarter of the 2008 fiscal year. For the first quarter, we use the month of December, rather than the entire first quarter in order to give the Compensation Committee time in November or December of each year to review final results of operations prior to awarding final past fiscal year compensation and prior to determining the compensation for the next fiscal year, and to meet the Section 162(m) requirements for timely establishing performance goals. The Compensation Committee has traditionally selected the pre-set adjusted pre-tax income bonus percentages that it believes, based on a review of publicly-available information, were within the range of the percentages being used by its peer group who used a similar pre-tax income goal, and were in line with the Company’s goal of maintaining a reasonable level of SG&A expense.

Second Cash and Equity Component — Operating Cash Flow and SG&A Containment.  Under the Second Cash and Equity Component, Mr. Horton and Mr. Tomnitz had the opportunity to each earn performance bonuses based on achieving levels of operating cash flow and SG&A containment as ranked against the Company’s peer group. Following the end of the 2008 fiscal year, the Compensation Committee reviewed the levels of operating cash flow and SG&A containment attained by the Company and then ranked these amounts with the levels of operating cash flow and SG&A containment achieved by the Company’s peer group. The data for these rankings were taken from publicly filed reports and earnings releases filed or issued by the Company and the companies in our peer group. Bonuses that could be earned by each of Mr. Horton and Mr. Tomnitz under the Second Cash and Equity Component were as follows (with the relative weights noted in parentheses):

Second Cash and Equity Component

	Tier One	Tier Two	Tier Three
Performance Goal	Rank 1st 2nd or 3rd	Rank 4th 5th or 6th	Rank 7th 8th 9th 10th or 11th
	(Maximum Bonus)	(Target Bonus)	(Minimum Bonus)

Operating Cash Flow (59%)	$2.7 million, plus	$1.5 million, plus	$0
	150,000 restricted shares	75,000 restricted shares	no restricted shares
SG&A Containment (41%)	$1.3 million, plus	$800 thousand, plus	$0
	150,000 restricted shares	75,000 restricted shares	no restricted shares

Based on the information in the above table, and assuming a stock price of $13.33, the maximum Tier One (Maximum level) bonus was approximately $8 million, the maximum Tier Two (Target level) bonus was approximately $4.3 million and the Tier Three (Minimum level) bonus was $0. The hurdle or threshold for achieving bonuses under both operating cash flow and SG&A containment is the ranking of no worse than 6th place because in that case no bonus on that performance goal would be achieved.

Prior to paying any amount on either the First Cash Component or the Second Cash and Equity Component, the Compensation Committee had the discretion to adjust downward the amount awarded or earned on any performance goal depending on a variety of factors, including (i) the level of the Company’s consolidated pre-tax income on both an adjusted and non-adjusted basis, (ii) the compensation earned by the participant in comparison to the aggregate compensation earned by members of our peer group, (iii) the Company’s stock price at the time of its considerations, and (iv) other factors listed in the 2000 Restated Bonus Plan.

2008 Fiscal Year — Incentive Bonus Paid

The total incentive bonus paid to each of Mr. Horton and Mr. Tomnitz under the First Cash Component and the Second Cash and Equity Component was $1,848,482 as discussed below.

First Cash Component.  Under the First Cash Component, a total of $848,482 in cash was paid to each of Mr. Horton and Mr. Tomnitz for the 2008 fiscal year. The $848,482 paid was based on 6% of positive adjusted pre-tax income achieved during the month of December 2007 ($848,482 was equivalent to 1.99% of adjusted pre-tax income for the entire first quarter ended December 31, 2007). No bonuses were paid based on adjusted pre-tax income for the remaining three quarters in the 2008 fiscal year because no positive adjusted pre-tax income was achieved.

Second Cash and Equity Component.  Under the Second Cash and Equity Component, a total of $1 million in cash was paid to each of Mr. Horton and Mr. Tomnitz. After the end of the 2008 fiscal year, the Compensation Committee determined that the Company had attained operating cash flow and SG&A containment that ranked in Tier One for both the operating cash flow and SG&A containment goals as compared to the ranking of the same metrics of the companies in the Company’s peer group. The achievement of a Tier One ranking on both performance goals could have entitled Mr. Horton and Mr. Tomnitz to a maximum bonus of approximately $8 million as set forth in the table above. However, the Compensation Committee decided to exercise its discretion and reduced the $8 million potential bonus to $1 million for each of Mr. Horton and Mr. Tomnitz. Because negative discretion was used to reduce the bonus amounts to the lower end of the bonus range, cash rather than equity was used to pay the bonuses. In deciding to reduce the bonuses, the Compensation Committee took into consideration the 2008 fiscal year consolidated financial results of the Company and the continued difficulties facing the homebuilding industry.

2008 Fiscal Year — Long Term Incentive Awards

Consistent with our compensation philosophy, we balance our annual or short-term incentive bonus program by providing a long-term incentive bonus program. Under our long-term incentive bonus program, our Chairman and our Chief Executive Officer have the opportunity to earn incentive bonuses based on performance over a period longer than one year. We believe that by awarding a portion of compensation that is earned over a longer time period, the interest of our executives is aligned more closely with the interest of our long-term stockholders in creating value in our common stock.

On February 11, 2008, the Compensation Committee awarded two forms of long-term incentive awards to Mr. Horton and Mr. Tomnitz. The first long-term award was made under the 2008 Performance Unit Plan in the form of performance units. The second long-term award was made under the 2006 Equity Plan in the form of stock options. Historically, when Mr. Horton received a greater number of long-term awards, such as performance units and stock options, than Mr. Tomnitz, it has been because the Compensation Committee takes into account Mr. Horton’s status as founder of the Company, his role as Chairman of the Board and his role in long-term direction and strategy of the Company. Additional information regarding the award of performance units and stock options is described below.

Performance Units.  Mr. Horton and Mr. Tomnitz were awarded a target amount of 300,000 and 200,000 performance units (the “Performance Units”), respectively, on February 11, 2008. The Performance Units will vest, if at all, after the completion of the performance period, which is the period of January 1, 2008 through September 30, 2010 (the “Performance Period”). The final value of the Performance Units will be ultimately based on the relative ranking of two performance goals and the price of our common stock on September 30, 2010. The performance goals established for the Performance Units are “return on investment” (“ROI”) and “net sales gains percentage” (in units) (“NSG%”), as compared to the same metrics of our peer group. ROI means our annual pre-tax income or loss divided by our annual total assets. We believe this is an important performance goal for the Company because it measures our profitability relative to our total assets and measures our efficiency at using assets to generate pre-tax income. NSG% means the gross number of home sales contracts less cancellations in terms of units. We believe this is an important performance goal to the Company because it incentivizes the executives to focus on new home sales. Because NSG% nets out cancellations, no credit is given in calculating NSG% for buyers who cancel their sales contracts in the performance period.

The two performance goals of relative ROI and NSG% are each given 50% weighting. The Performance Units may be adjusted upward (up to 200%) or downward (to 0) from the initial target award amount depending upon the relative ranking of the Company’s performance against the Company’s peer group performance. The adjusted number of Performance Units will then be multiplied by the closing price of the Company’s common stock on the last day of the Performance Period and the final payout amount may be paid in cash, equity or a combination of both, at the discretion of the Committee. Prior to paying any amount on the Performance Units, the Compensation Committee, has the discretion to adjust downward the amount awarded or earned on the Performance Units depending a variety of factors, including (i) the level of the Company’s consolidated pre-tax income on both an adjusted and non-adjusted basis, (ii) the compensation earned by the participant in comparison to the aggregate compensation earned by members of our peer group, (iii) the Company’s stock price at that time, and (iv) other factors listed in the 2008 Performance Unit Plan. The following table shows how the Performance Units may be adjusted based on relative ranking.

	Potential Payout as% of Target
Performance Goal	11th - 9th Place	8th Place	7th Place	6th Place	5th Place	4th Place	3rd Place	2nd Place	1st Place
	(Minimum)				(Target)				(Maximum)

Return on Investment (ROI)	0%	25%	50%	75%	100%	125%	150%	175%	200%
Net Sales Gains % (NSG%)	0%	25%	50%	75%	100%	125%	150%	175%	200%

The hurdle or threshold for achieving a bonus under both ROI and NSG% is the ranking of no worse than 8th place because a ranking of 9th, 10th or 11th place would result in no bonus on that specific goal. We chose these performance goals because we believe that continuing to focus on selling homes leads to the generation of cash flow and reduction of inventory and return on investment focuses on generating a return on the assets of the Company. We believe both of these goals are important to shareholders for the Performance Period. Additional information on the annual compensation expense and grant date fair value of the Performance Units is set forth in the Summary Compensation Table on page 36 and the Grants of Plan-Based Awards Table on page 38 of this Proxy Statement.

Stock Options.  Mr. Horton and Mr. Tomnitz were awarded 300,000 and 200,000 stock options, respectively, on February 11, 2008 by the Compensation Committee. These stock options vest in 20% installments over five years on each grant date anniversary of February 11 and have a ten year term. These stock options have an exercise price of $14.50 per share, which is equal to the closing price of our common stock on the NYSE on the date of grant. Additional information on the annual compensation expense and grant date fair value of these stock options is set forth in the Summary Compensation Table on page 36 and the Grants of Plan-Based Awards Table on page 38 of this Proxy Statement.

Other Named Executive Officers — Corporate.  For the 2008 fiscal year, a discretionary bonus of $350,000 was awarded to each of Bill W. Wheat and Stacey H. Dwyer. At the end of the applicable performance period, which may be a fiscal year, or any period within a fiscal year, the Board of Directors approves discretionary bonuses for Mr. Wheat and Ms. Dwyer. For the 2008 fiscal year, the performance period was the entire fiscal year. The process of awarding discretionary bonuses to Mr. Wheat and Ms. Dwyer includes review and consideration by our Chairman and Chief Executive Officer (“CEO”), who then make a recommendation to our Compensation Committee. The Compensation Committee then considers the recommendation and makes a recommendation to the Board of Directors. The bonuses recommended by our Chairman and CEO were not based on quantitative formulas or percentages or numerical weightings, but rather were related to the subjective evaluations of the performance of each officer’s direct or advisory responsibilities in functional areas such as financial reporting, treasury management and financial analysis, as well as the level of retention risk related to the Company’s ability to continue to employ each officer in a challenging and competitive homebuilding market.

For the 2008 fiscal year, when our Chairman and CEO considered discretionary bonuses for Mr. Wheat and Ms. Dwyer, they considered each officer’s level of direct responsibility and oversight over functional areas and level of advice each officer provided in functional areas. Mr. Wheat’s areas of direct responsibilities relate to the effectiveness and integrity of the Company’s financial reporting process, both at corporate and at our regions and divisions, including the effectiveness and integrity of the Company’s financial, internal and disclosure controls and procedures. Mr. Wheat has direct responsibility over these functions because of his role as Chief Financial Officer. Ms. Dwyer’s areas of direct responsibility relate to her role as head of investor relations and as treasurer, and her role in performing financial analysis related to our financial performance and related to asset and inventory acquisitions, dispositions and valuations. In addition, other functions that apply to both Mr. Wheat and Ms. Dwyer include (i) the financial, capital, credit, treasury and other corporate management functions, (ii) analysis of and recommendations regarding financial and operating metrics related to asset and inventory acquisitions, dispositions and valuations, (iii) contributions to the implementation of the Company’s strategies, and (iv) the ability to work within a team of key executives and managers and to manage, develop and effectively work with direct report employees and others throughout the Company. These other functions apply to both Mr. Wheat and to Ms. Dwyer because these functions overlap or are interrelated and involve important financial and management functions of the Company. Our Chairman, CEO and Compensation Committee concluded that Mr. Wheat and Ms. Dwyer each performed and managed his or her primary functions and other interrelated functions in an effective manner and as a result, in order to continue to promote teamwork, the bonus recommendations resulted in the same bonus amounts for each of them.

The amount of bonus awarded to each of Mr. Wheat and Ms. Dwyer was not benchmarked or tied to any other performance metrics or pay of similar executives at peer companies. The final bonuses were amounts that our Board, Compensation Committee, Chairman and CEO considered to be in line with the Company’s goals of maintaining a low administrative cost structure and that would allow the Company to continue to retain each of these executives. The compensation decision processes for Mr. Wheat and Ms. Dwyer are not materially different. At the end of the 2008 fiscal year, Mr. Fuller did not receive a discretionary or other bonus due to his retirement from the Company in May 2008.

Stock Options.  Mr. Wheat and Ms. Dwyer were each awarded 120,000 stock options on February 11, 2008 by the Compensation Committee for the same reasons discussed above. These stock options vest in 10% installments over nine years of the grant date anniversary with the final 10% vesting 9.75 years after the grant date anniversary, and these stock options have a ten year term. These stock options have an exercise price of $14.50 per share, which is equal to the closing price of our common stock on the NYSE on the date of grant.

Additional information regarding these stock options is set forth in the Summary Compensation Table on page 36 and the Grants of Plan-Based Awards Table on page 38 of this Proxy Statement. Mr. Fuller did not receive stock options in fiscal 2008 due to his contemplated retirement from the Company in May 2008.

2009 Fiscal Year — Incentive Bonus Opportunity

The Compensation Committee has determined that the 2009 fiscal year incentive bonus program will be substantially the same as the 2008 fiscal year incentive bonus program, except that the 2009 fiscal year maximum bonus limits under the Second Cash and Equity Component have been reduced by half from the 2008 fiscal year maximum limits as described below.

We believe that performance-based bonuses should continue to comprise a significant portion of the compensation of our Chairman and our Chief Executive Officer. We also believe we should seek to structure our performance-based awards in a manner to be tax deductible under Section 162(m) to the extent reasonably feasible and to the extent that such structure is in line with our operational and financial objectives. The Compensation Committee believes that a balanced executive compensation program is best served by providing the Company with a program that has compensation plans that allow for a mix and balance of short and long-term compensation components, including (i) a short-term or annual cash performance plan, (ii) a long-term (more than one year) cash performance plan, and (iii) a short-term and long-term equity plan. In furtherance of this objective, the Compensation Committee and our stockholders have approved three incentive plans:

•	D.R Horton 2000 Restated Bonus Plan — our primary short-term cash plan.

•	D.R Horton 2008 Performance Unit Plan — our primary long-term (more than one year) cash plan.

•	D.R. Horton 2006 Equity Plan — our primary short and long-term (one year or more) equity plan.

The Compensation Committee will continue to evaluate what it believes is an effective use of these three plans. Below, we discuss in more detail the nature of these plans and how we may implement the features of these plans in our 2009 fiscal year.

2000 Restated Bonus Plan.  The D.R Horton, Inc. Amended and Restated 2000 Incentive Bonus Plan, referred to herein as the “2000 Restated Bonus Plan”, is the primary plan under which our Chairman and our Chief Executive Officer are awarded short-term or annual incentive or performance-based bonuses. We generally intend for awards issued to covered employees under the 2000 Restated Bonus Plan to qualify for the performance-based compensation deduction allowed by Section 162(m). However, there can be no assurance that these awards will satisfy the requirements for deductibility under Section 162(m), and the Company and the Compensation Committee reserve the right to pay bonuses outside of the 2000 Restated Bonus Plan.

Under the 2000 Restated Bonus Plan, the Compensation Committee approved the 2009 fiscal year performance-based goals for Mr. Horton and Mr. Tomnitz. These performance goals are the same as the performance goals for the 2008 fiscal year. These three performance goals are:

2009 Performance Goals
for Incentive Bonus

(i)	Adjusted Pre-Tax Income
(ii)	Operating Cash Flow
(iii)	Selling, General and Administrative Expense (“SG&A”) Containment

In the same manner as in fiscal 2008, in fiscal 2009, these three performance goals were further grouped into two components, referred to as the “First Cash Component” and the “Second Cash and Equity Component”. The First Cash Component pertains only to the “adjusted pre-tax income” performance goal, and the Second Cash and Equity Component pertains only to the “operating cash flow” and “SG&A” containment performance goals.

First Cash Component — Adjusted Pre-Tax Income.  Under the First Cash Component, Mr. Horton and Mr. Tomnitz may earn a bonus based on achieving positive adjusted pre-tax income. The maximum bonus that may be paid based on positive adjusted pre-tax income is as follows:

First Cash Component

	Bonus Amount
Performance Goal	1st Quarter		2nd Quarter	3rd Quarter	4th Quarter

Adjusted Pre-Tax Income	6	%(1)	2%	2%	2%

(1)	For the first quarter, we use 6% of positive adjusted pre-tax income for the month of December rather than 2% for the entire quarter. For example, in fiscal 2008, 6% of positive adjusted pre-tax income for the month of December 2007 was 1.99% of positive adjusted pre-tax income for the entire first quarter of fiscal 2008 in terms of dollars paid. This was in line with the 2% targets set for the other three quarters as referenced in the table.

The hurdle or threshold for achieving a bonus under the First Cash Component is the attainment of positive adjusted pre-tax income. If no positive adjusted pre-tax income is attained, then the above bonuses will not be paid. The Compensation Committee decisions to use the above performance goals and percentages for fiscal 2009 were based on the same analysis used by the Compensation Committee in fiscal 2008, as described beginning on page 24, when it decided to use this performance goal and the above maximum percentages.

Second Cash and Equity Component — Operating Cash Flow and SG&A Containment.  Under the Second Cash and Equity Component, Mr. Horton and Mr. Tomnitz may each earn performance bonuses based on achieving levels of operating cash flow and SG&A containment as ranked against the Company’s peer group. Following the end of the 2009 fiscal year, the Compensation Committee will review the levels of operating cash flow and SG&A containment attained by the Company and then rank these amounts with the levels of operating cash flow and SG&A containment achieved by the Company’s peer group. Maximum potential bonuses that may be earned under the Second Cash and Equity Component are as follows:

Second Cash and Equity Component

	Tier One	Tier Two	Tier Three
Performance Goal	Rank 1st 2nd or 3rd	Rank 4th 5th 6th or 7th	Rank 8th 9th 10th or 11th
	(Maximum Bonus)	(Target Bonus)	(Minimum Bonus)

Operating Cash Flow (60%)	$2.4 million	$1.2 million	$0
SG&A Containment (40%)	$1.6 million	$800 thousand	$0

The hurdle or threshold for achieving bonuses under both operating cash flow and SG&A containment is the ranking of no worse than 7th place because in that case no bonus on that performance goal would be achieved. Based on the above table, the maximum Tier One (Maximum level) bonus is $4 million, the maximum Tier Two (Target level) bonus is $2 million and the Tier Three (Minimum level) bonus is $0. Based on the subjective determination by the Compensation Committee, the operating cash flow goal and the SG&A containment goals are weighted 60% and 40%, respectively, of the total bonuses listed.

We believe these three performance goals are important to the Company’s success in fiscal 2009 in light of the current volatile housing market. The Compensation Committee decisions to use the above performance goals and percentages were based on the same analysis used by the Compensation Committee in fiscal 2008 when it decided to use these two performance goals.

The performance-based bonuses under the Second Cash and Equity Component may be paid in cash or equity or a combination of both. Actual amounts earned will depend on the ranking as determined by the Compensation Committee at the end of the performance period. If, after the value of the award is determined, the Compensation Committee determines to pay a portion of the earned award in equity, the number of shares to be awarded will be determined by dividing the closing price of our common stock (on the day of the award certification) into the dollar value of that portion of the earned award to be paid in equity, provided that the maximum award cannot exceed the limits established under the 2000 Restated Bonus Plan and the awards established in November 2008 for Mr. Horton and Mr. Tomnitz for the 2009 fiscal year.

Prior to paying any amount on either the First Cash Component or the Second Cash and Equity Component, the Compensation Committee has the discretion to adjust downward the amount awarded or earned on any performance goal depending a variety of factors, including (i) the level of the Company’s consolidated pre-tax income on both an adjusted and non-adjusted basis, (ii) the compensation earned by the participant in comparison to the aggregate compensation earned by members of the Company’s peer group, (iii) the Company’s stock price at that time, and (iv) other factors listed in the 2000 Restated Bonus Plan.

Other Named Executive Officers — Corporate.  Our Chairman and our Chief Executive Officer recommended to the Compensation Committee, who then recommended to the Board, that Mr. Wheat and Ms. Dwyer continue to be awarded bonuses for the 2009 fiscal year based on the evaluation process and criteria discussed for these officers under the caption “Other Named Executive Officers — Corporate” beginning on page 28. At the end of each performance period (which may be six or twelve months), our Chairman and our Chief Executive Officer will evaluate the performance of these officers and make recommendations to the Compensation Committee and Board of Directors for their consideration and approval for discretionary bonuses to be paid based on their performance in the 2009 fiscal year. No quantitative weights or formulas are expected to be assigned to the factors discussed previously.

2009 Fiscal Year — Long-Term Incentive Awards

Under our long-term incentive bonus program, our Chairman and our Chief Executive Officer have the opportunity to earn cash and equity incentive bonuses based on personal and Company performance over a performance period longer than one year. We believe that by awarding a portion of compensation that is earned over a longer time period, the interests of our executives are aligned with the interest of our long-term stockholders through the direct goal of creating value in our common stock.

Long-Term Cash Awards — 2008 Performance Unit Plan.  The purpose of the Performance Unit Plan is to provide the Company with another means of granting executive compensation tied to long-term performance goals and criteria, while at the same time further aligning the interests of management with those of stockholders and maximizing the tax deductibility under Section 162(m).

The Performance Unit Plan provides that the Compensation Committee may grant incentive awards denominated in performance units. Each performance unit awarded under the Performance Unit Plan has a value on any given date equal to the fair market value (closing stock price) of the Company’s common stock on that date. In general, at the time of approval the Compensation Committee will determine the target number of performance units subject to an award, with the maximum amount payable under the award equal to two times the target number of units. The Performance Unit Plan also establishes performance-based criteria that the Compensation Committee may select in awarding performance-based bonuses to the participants under this plan.

On November 20, 2008, the Compensation Committee approved the award of performance units to Mr. Horton and Mr. Tomnitz as of the first NYSE trading day following January 1, 2009. The target amount approved for award was 500,000 and 400,000 performance units (the “2009 Performance Units”) to Mr. Horton and Mr. Tomnitz, respectively. The 2009 Performance Units will vest, if at all, after the completion of the performance period, which is the period of January 1, 2009 through September 30, 2011. The final value of the 2009 Performance Units will be ultimately based on the relative ranking of two performance goals and the price of our common stock on September 30, 2011. The performance goals established for the 2009 Performance Units are “return on investment” (“ROI”) and “net sales gains percentage” (units) (“NSG%”), as compared to the same metrics of the Company’s peer group.

The two performance goals for the 2009 Performance Units were weighted 50% on the Company’s ROI, and 50% on the Company’s NSG%. The 2009 Performance Units may be adjusted upward (up to 200%) or downward (to 0) from the initial target award amount depending upon the relative ranking of the Company’s performance against the Company’s peer group performance. The adjusted number of 2009 Performance Units will then be multiplied by the closing price of the Company’s common stock on the last day of the performance period and the final payout amount may be paid in cash, equity or a combination of both, at the discretion of the Compensation Committee. Prior to paying any amount on the 2009 Performance Units, the Compensation Committee has the discretion to adjust downward the amount awarded or earned on the 2009 Performance Units depending a variety of factors, including (i) the level of the Company’s consolidated pre-tax income on both an adjusted and non-adjusted basis, (ii) the compensation earned by the participant in comparison to the aggregate compensation earned by members of the Company’s peer group, (iii) the Company’s stock price at that time, and (iv) other factors listed in the 2008 Performance Unit Plan. The table below shows how the 2009 Performance Units may be adjusted based on relative peer group ranking.

	Potential Payout as% of Target
Performance Goal	11th - 9th Place	8th Place	7th Place	6th Place	5th Place	4th Place	3rd Place	2nd Place	1st Place
	(Minimum)				(Target)				(Maximum)

Return on Investment (ROI)	0%	25%	50%	75%	100%	125%	150%	175%	200%
Net Sales Gains Percentage (NSG%)	0%	25%	50%	75%	100%	125%	150%	175%	200%

The hurdle or threshold for achieving a bonus under both the ROI and NSG% goals is the ranking of no worse than 8th place because a ranking of 9th, 10th or 11th place would result in no bonus on that specific goal. We chose these performance goals because we believe that continuing to focus on selling homes leads to the generation of cash flow and reduction of inventory and return on investment (assets) focuses on generating a return on the assets of the Company. We believe both of these goals are important to shareholders during the performance period.

Long-Term Equity Awards — 2006 Equity Plan.  We use our 2006 Equity Plan to issue stock options and other equity based awards. The 2006 Equity Plan replaced our 1991 Stock Incentive Plan and no further awards will be granted under the 1991 plan. Historically, the only type of equity awards we have issued to our employees have been stock options. We believe that stock options provide an important link between the performance of our employees and creation of stockholder value primarily because the stock options only have value if the stock price increases from the date of grant.

Since 2000, the Compensation Committee has traditionally awarded stock options to its executive officers on an 18 to 24 month basis, primarily because of the other incentive bonus awards being received by executives during this time frame. The Compensation Committee will continue to evaluate when to make equity awards to its executives and other employees, which may be more frequent than in the past, based on the total mix of compensation for the executives and other factors such as the need to address the volatility in the homebuilding industry. Generally, when the Compensation Committee decides to grant equity awards to executive officers, in determining the number of equity awards to grant and the other material terms of the equity grants, the Compensation Committee makes a subjective evaluation of:

•	the overall performance of the Company in comparison to its peer group;

•	an analysis of recent compensation of senior executive officers in the Company’s peer group;

•	recommendations of the Chairman, other than for himself;

•	contributions the executive officer made and is anticipated to make to the Company’s success;

•	level of experience and responsibility of the executive officer; and

•	number of stock options previously granted to executive officers and other employees.

The Compensation Committee approved and granted stock options to the named executive officers on February 11, 2008 and to other employees on February 11, 2008 and August 11, 2008. All stock options granted on February 11, 2008 have an exercise price of $14.50 per share and all stock options granted on August 11, 2008 have an exercise price of $12.21 per share. All stock options granted on February 11, 2008 and August 11, 2008 were granted at the fair market value of our common stock, as defined in the 2006 Equity Plan as the closing price of our common stock on the NYSE on the date of grant. Recent stock option grants, since the grant in 2002 for Mr. Horton and the grant in 2000 for Mr. Tomnitz, have a vesting period of

5 years and for other employees the stock options typically have a 9.75 year vesting period. However, the Compensation Committee may choose other time or performance vesting periods or criteria as allowed under the 2006 Equity Plan. We do not have a program, plan or practice in place to time the grant of stock options or other equity awards in coordination with the release of material non-public information.

In light of accounting industry rule changes regarding the expensing of stock options, we will continue to evaluate the type and mix of equity awards to be awarded to our executives and other employees in the future. Restricted stock and restricted stock units are among the types of equity awards to be considered in the future and may be awarded under our 2006 Equity Plan. When considering whether to issue restricted stock (including restricted stock units) or stock options, the Compensation Committee will review the following factors (in addition to the previously listed factors):

•	expense of issuing restricted stock versus that of issuing stock options;

•	objective achieved by issuing restricted stock versus that of issuing stock options; and

•	value to employee of receiving restricted stock versus stock options.

The Compensation Committee believes that both restricted stock and stock options should remain important choices to it when considering equity awards. Restricted stock is believed to provide a strong retention incentive in an uncertain market, providing compensation in periods where there is volatility in the stock price, and resulting in fewer shares outstanding compared to the exercise of stock options. Stock options also have unique and valuable features to our company and our employees because of the potential for strong returns if the stock price increases and the ability of the recipient to defer paying the exercise price and related taxes until the stock options are exercised. The Compensation Committee has not made definitive decisions regarding the awarding of equity awards in our 2009 fiscal year, but it will continue to evaluate awarding such equity awards during the current fiscal year.

Retirement and Post-Retirement Benefits

Our executive officers do not participate in any qualified pension plans or defined benefit plans but they do participate in the retirement plans below. We believe that it is important to offer these retirement plans to our executive officers as part of a competitive long-term compensation program that encourages saving for retirement and that promotes long-term retention.

Profit Sharing Plus Plan (“401(k) plan”).  Our executive officers participate in our Company-wide 401(k) plan. Under this plan, executive officers, like all other eligible employees, may contribute from 1% to 75%, on a pre-tax basis, of their earnings into the 401(k) plan. For 2008, the maximum that could be contributed was $15,500 ($20,500 for participants 50 years or older). The Company makes a matching contribution to the participant’s account in an amount of $0.50 for each $1.00 contributed by the participant up to 6% of his or her salary. The matching contributions made by the Company on behalf of the executive officers are listed in the “All Other Compensation” column in the Summary Compensation Table on page 36 of this Proxy Statement.

Deferred Compensation Plan.  The Company established the D.R. Horton Deferred Compensation Plan (the “Deferred Compensation Plan”), effective as of June 15, 2002 and amended and restated it on December 10, 2008. The Deferred Compensation Plan is a nonqualified deferred compensation plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended. The Deferred Compensation Plan permits participants voluntarily to defer receipt of compensation from the Company. The participants earn a rate of return on their deferred amounts based on their selection from a variety of independently managed funds. The Company does not provide a guaranteed rate of return on these deferred amounts. The rate of return realized depends on the participant’s fund selections and market performance of these funds. Upon his or her annual election, a participant’s Deferred Compensation Plan benefit will be paid, or commence to be paid, upon separation from service or on a fixed date. Payment may also be made upon death, disability or an unforeseeable emergency. Payments are made in a lump sum unless installments are elected. Amounts payable under the plan are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. However, upon a change in control, all plan benefits will be fully funded through an irrevocable grantor trust (also know as a “Rabbi trust”). The Deferred Compensation Plan, as amended and restated, was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

SERP 2.  The Supplemental Executive Retirement Plan 2 (“SERP 2”), as amended and restated December 10, 2008, a nonqualified plan, was originally adopted by the Company in 1994 to permit eligible participants, which include our executive officers, the regional presidents, most division presidents and other selected employees, to accrue supplemental Company-funded benefits payable upon retirement, death or disability. Unlike the Deferred Compensation Plan, these are not elective deferrals, but rather the Company credits employer allocations to participants’ accounts. Messrs. Horton’s and Tomnitz’s participation in SERP 2 is considered by the Compensation Committee annually at the beginning of the fiscal year. Pursuant to SERP 2, if the executive is employed by the Company on the last day of a fiscal year, then the Company will establish a liability to such officer equal to 10% of his or her annual base salary as of first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Amounts payable under the SERP 2 are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. A participant’s SERP 2 benefit will be paid or commence to be paid upon separation from service, or if earlier, upon a change in control. Specified employees, as defined in Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control).

Post-Employment Health Insurance.  Messrs. Horton and Tomnitz are also entitled to post-employment health and dental insurance coverage that is similar to the insurance coverage that is currently provided by the Company to each of them, their spouses and their dependent children. The post-employment insurance coverage becomes effective upon Mr. Horton’s and Mr. Tomnitz’s respective retirement, disability, death or termination from the Company and coverage shall be for the life of each of Mr. Horton and Mr. Tomnitz, respectively, and for the life of Mr. Horton’s spouse and Mr. Tomnitz’s spouse, and their children who are deemed dependent under the terms of our health benefit plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management, the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Annual Report on Form 10-K of D.R. Horton, Inc. for the fiscal year ended September 30, 2008 filed with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE:

Bradley S. Anderson, Committee Chairman

Michael R. Buchanan

Michael W. Hewatt

Bob G. Scott

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Compensation Committee Report by reference therein.

Executive Compensation Tables

The following tables show, with respect to our Chief Executive Officer, Chief Financial Officer and our other named executive officers of D.R. Horton, the compensation awarded, earned or paid for all services rendered in all capacities to D.R. Horton during our fiscal years ended September 30, 2008 and 2007.

Summary Compensation Table

							Change in
							Pension
							Value and
							Non-
						Non-Equity	Qualified
						Incentive	Deferred	All
						Plan	Compen-	Other
Name and				Stock	Option	Compen-	sation	Compen-
Principal Position	Year	Salary	Bonus(2)	Awards(3)	Awards(4)	sation(5)	Earnings(6)	sation(7)	Total

Donald R. Horton	2008	$400,000	—	$2,130,545	$945,043	$1,848,482	$39,222	$49,000	$5,412,292
Chairman of the Board	2007	$400,000	—	—	$1,031,491	$1,586,087	$32,611	$46,750	$3,096,939
Donald J. Tomnitz	2008	$300,000	—	$1,420,364	$737,207	$1,848,482	$28,413	$39,000	$4,373,466
Vice Chairman, Chief	2007	$300,000	—	—	$837,763	$1,586,087	$23,582	$36,750	$2,784,182
Executive Officer and President
Bill W. Wheat	2008	$200,000	$350,000	—	$224,447	—	$6,626	$26,975	$808,048
Executive Vice	2007	$200,000	$300,000	—	$190,299	—	$4,973	$24,275	$719,547
President and Chief Financial Officer
Stacey H. Dwyer	2008	$200,000	$350,000	—	$238,133	—	$6,739	$26,975	$821,847
Executive Vice	2007	$200,000	$300,000	—	$214,075	—	$5,072	$24,050	$743,197
President and Treasurer
Samuel R. Fuller(1)	2008	$133,333	—	—	$802,091	—	$12,593	$11,924	$959,941
Senior Executive Vice	2007	$200,000	$50,000	—	$152,121	—	$10,181	$24,350	$436,652
President

(1)	Mr. Fuller retired from the Company on May 31, 2008. Mr. Fuller was paid a base salary at an annual rate of $200,000.

(2)	The dollar amount listed represents a discretionary cash bonus paid to the named executive officer. More information on the 2008 fiscal year discretionary bonuses is set forth under the caption “Other Named Executive Officers — Corporate” beginning on page 28.

(3)	The dollar amount listed represents the amount recognized for financial statements purposes in accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R) for long-term performance units awarded in the 2008 fiscal year. For purposes of SFAS 123(R), these performance units are accounted for as liability awards for which compensation expense is recognized over the vesting period, which runs from January 1, 2008 through September 30, 2010. The performance units will ultimately be valued based on the price of our common stock on September 30, 2010 and the final performance goal rankings at September 30, 2010. Assumptions used in determining the SFAS 123(R) expense in the table include a performance ranking at the “maximum” level for each of the two performance goals and a stock price of $13.02, the closing price of the Company’s common stock at September 30, 2008. Additional assumptions used in the calculation of these amounts are included in Note J to our audited financial statements included in our Form 10-K for the year ended September 30, 2008.

The ultimate value of these awards will depend upon the price of our common stock and the final performance rankings. For example, if we had assumed a performance ranking at the “target” level rather than the “maximum” level without changing the stock price from that used in the table, the value of these awards at September 30, 2008 would have been $1,065,273 for Mr. Horton and $710,181 for Mr. Tomnitz. More information on the performance units is set forth under the caption “Performance Units” beginning on page 27.

(4)	The dollar amount listed represents the amount recognized for financial statements purposes in accordance with SFAS 123(R) for option awards for the applicable fiscal year. For fiscal 2008, this includes amounts for options granted in 2008 and prior years. For fiscal 2007, this includes amounts for options granted in years prior to fiscal 2007 because the listed officers did not receive option awards in fiscal 2007. The grant date fair value of the options was determined using a Black-Scholes option pricing model. Assumptions used in the calculation of these amounts are included in Note J to our audited financial statements included in our Form 10-K for the year ended September 30, 2008.

(5)	For the 2008 fiscal year, the amounts reflect the performance bonuses paid in cash. For each of Messrs. Horton and Tomnitz, $848,482 was paid in January 2008 based on positive adjusted pre-tax income in December 2007 and $1 million was paid based on performance goals related to operating cash flow and SG&A containment for the 2008 fiscal year. More information on these bonuses is described under the caption “2008 Fiscal Year — Incentive Bonus Opportunity” beginning on page 24. For the 2007 fiscal year, the amounts reflect performance bonuses paid based on the Company’s consolidated pre-tax income in the first and second quarters of the 2007 fiscal year.

(6)	Amounts represent the above-market portion of earnings on each executive officer’s outstanding balance under the SERP 2.

(7)	For the 2008 fiscal year, the amounts under “All Other Compensation” include the following components:

a) Credits made by the Company of $40,000, $30,000, $20,000, and $20,000 to the respective accounts of Messrs. Horton, Tomnitz and Wheat, and Ms. Dwyer under the SERP 2 plan. No credits were made to Mr. Fuller as he was not employed by the Company at September 30, 2008.

b) Matching contributions of $6,900 to the respective accounts of Messrs. Horton and Tomnitz, $6,975 to the accounts of Mr. Wheat and Ms. Dwyer, and $2,886 to the account of Mr. Fuller under the D.R. Horton 401(k) plan.

c) The participant’s portion of group health plan premiums of $2,100 paid by the Company for the benefit of each of Messrs. Horton and Tomnitz.

d) For Mr. Fuller, includes $9,038 related to accrued vacation and related benefits paid to him as a result of his retirement.

In accordance with the SEC rules and regulations governing disclosure of executive compensation, the amounts reported under “All Other Compensation” do not include various perquisites provided to each named executive officer that are less than $10,000 in incremental cost to the Company, in the aggregate, per year.

Grants of Plan-Based Awards

								All Other		Grant
								Option		Date
		Estimated			Estimated			Awards:	Exercise	Fair
		Future Payouts Under			Future Payouts Under			Number of	or Base	Value of
		Non-Equity			Equity			Securities	Price of	Stock and
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(# units)	(# units)	(# units)	(#)(3)	($/Sh)	($)(4)

Donald R. Horton	12/7/2007	—	848,482	—	—	—	—
	12/7/2007	0	4,300,000	8,000,000	—	—	—
	2/11/2008	—	—	—	0	300,000	600,000			4,350,000
	2/11/2008	—	—	—	—	—	—	300,000	14.50	1,341,000
Donald J. Tomnitz	12/7/2007	—	848,482	—	—	—	—
	12/7/2007	0	4,300,000	8,000,000	—	—	—
	2/11/2008	—	—	—	0	200,000	400,000			2,900,000
	2/11/2008	—	—	—	—		—	200,000	14.50	894,000
Bill W. Wheat	2/11/2008	—	—	—	—	—	—	120,000	14.50	536,400
Stacey H. Dwyer	2/11/2008	—	—	—	—	—	—	120,000	14.50	536,400
Samuel R. Fuller	—	—	—	—	—	—	—	—	—	—

(1)	Represents bonus awards made under our 2000 Restated Bonus Plan to provide the executive with the potential to earn bonuses based on achieving performance goals during our 2008 fiscal year. The 2008 bonus program was approved during the first quarter of our 2008 fiscal year and was based on three performance goals of (i) positive adjusted pre-tax income, (ii) relative operating cash flow, and (iii) relative SG&A containment. The Compensation Committee had discretionary authority to reduce the amount prior to paying such awards.

The first award granted on December 7, 2007 of $848,482 represents the bonus paid in January 2008 based on achieving positive adjusted pre-tax income during December 2007. No bonuses were paid based on adjusted pre-tax income for the following three quarters as positive adjusted pre-tax income was not achieved. Additional information related to the adjusted pre-tax income award and goals is described under the caption “First Cash Component” on page 25.

The second award granted on December 7, 2007 represents the potential payout each executive could earn during our 2008 fiscal year based on achieving performance goals of relative operating cash flow and relative SG&A containment. The executives could earn performance compensation under this award ranging from $0 if the threshold performance level was achieved to $4.3 million if the target performance level was achieved to $8.0 million if the maximum performance level was achieved. Each of the officers achieved performance at the maximum level listed in the table but the Compensation Committee used its discretion and reduced the bonus award from $8 million to $1 million. Additional information related to the operating cash flow and SG&A containment bonus awards is described under the caption “Second Cash and Equity Component” beginning on page 25.

(2)	On February 11, 2008, target level performance units were awarded to Mr. Horton and Mr. Tomnitz in the amount of 300,000 and 200,000 units, respectively, under the 2008 Performance Unit Plan. The threshold, target and maximum amounts reflect the number of performance units each executive could earn based on the level of performance attained for the January 1, 2008 to September 30, 2010 performance period and based on relative performance on two performance goals ranked against our peer group. The performance units would ultimately be valued based on the price of our common stock on the last day of the performance period, which is September 30, 2010. These performance units are described under “Performance Units” beginning on page 27 and the SFAS 123(R) amount for fiscal 2008 is reflected in the “Stock Awards” column in the “Summary Compensation Table” on page 36.

(3)	All stock options were approved and granted under the 2006 Equity Plan on February 11, 2008 and have an exercise price of $14.50, the closing price of our common stock on the date of grant. The stock options for Mr. Horton and Mr. Tomnitz vest in five equal annual installments on each successive anniversary of the grant date beginning on the first anniversary date. The stock options for Mr. Wheat and Ms. Dwyer vest in ten equal installments per year on each successive anniversary of the grant date beginning on the first anniversary date for nine years, with the final installment vesting on the date that is 9.75 years following the grant date. All stock options have a ten-year term.

(4)	The grant date fair values of the performance units and stock options are computed in accordance with SFAS 123(R). The grant date fair value of the performance units is based on $14.50 per share, the closing price of our common stock on the NYSE on the date of grant, multiplied by the target number of performance units awarded. The grant date fair value of the stock options was determined using a Black-Scholes option pricing model, which resulted in a grant date fair value of $4.47 per share. Additional information regarding computing the grant date fair value of the performance units and stock options under SFAS 123(R) can be found under Note J in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at September 30, 2008.

	Option Awards					Stock Awards
		Number of	Number of				Market
		Securities	Securities			Number of	Value of
		Underlying	Underlying			Shares or	Shares or
		Unexercised	Unexercised	Option	Option	Units of Stock	Units of Stock
		Options	Options	Exercise	Expiration	That Have	That Have
Name	Grant Date	Exercisable	Unexercisable	Price	Date	Not Vested	Not Vested

Donald R. Horton(1)	2/11/2008	—	300,000	$14.50	2/11/2018	—	—
	5/2/2006	60,000	90,000	$29.44	5/2/2016	—	—
	4/29/2004	106,666	26,667	$21.60	4/29/2014	—	—
	7/18/2002	200,000	—	$10.95	7/18/2012	—	—
Donald J. Tomnitz(1)	2/11/2008	—	200,000	$14.50	2/11/2018	—	—
	5/2/2006	40,000	60,000	$29.44	5/2/2016	—	—
	4/29/2004	74,666	18,667	$21.60	4/29/2014	—	—
	7/18/2002	140,000	—	$10.95	7/18/2012	—	—
	10/2/2000	166,500	—	$5.01	10/2/2010	—	—
Bill W. Wheat(2)	2/11/2008	—	120,000	$14.50	2/11/2018	—	—
	5/2/2006	8,000	32,000	$29.44	5/2/2016	—	—
	4/29/2004	21,333	32,000	$21.60	4/29/2014	—	—
	7/18/2002	48,000	32,000	$10.95	7/18/2012	—	—
	10/2/2000	—	9,990	$5.01	10/2/2010	—	—
Stacey H. Dwyer(2)	2/11/2008	—	120,000	$14.50	2/11/2018	—	—
	5/2/2006	8,000	32,000	$29.44	5/2/2016	—	—
	4/29/2004	21,333	32,000	$21.60	4/29/2014	—	—
	7/18/2002	48,000	32,000	$10.95	7/18/2012	—	—
	10/2/2000	46,620	19,980	$5.01	10/2/2010	—	—
Samuel R. Fuller(2)	4/29/2004	48,000	—	$21.60	5/31/2009	—	—
	7/18/2002	64,000	—	$10.95	5/31/2009	—	—
	10/2/2000	39,960	—	$5.01	5/31/2009	—	—

(1)	All stock option awards for Mr. Horton and Mr. Tomnitz vest in five equal annual installments on each successive anniversary of the grant date commencing on the first anniversary date and have a ten year term.

(2)	All stock option awards vest in ten equal annual installments on each successive anniversary of the grant date commencing on the first anniversary date for nine years with the final installment vesting on the date that is 9.75 years following the grant date. All stock options have a ten year term, except that Mr. Fuller’s stock options expire one year from his May 31, 2008 retirement date.

Option Exercises and Stock Vested

The following table shows information about option exercises and stock vested during our fiscal year ended September 30, 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise(1)	Acquired on Vesting	on Vesting

Donald R. Horton	—	—	—	—
Donald J. Tomnitz	344,824	$3,105,302	—	—
Bill W. Wheat	41,461	$420,150	—	—
Stacey H. Dwyer	36,299	$388,702	—	—
Samuel R. Fuller	21,780	$129,545	—	—

(1)	Amounts represent the difference in the aggregate exercise price and the aggregate market value of the shares acquired at the time of exercise.

Nonqualified Deferred Compensation Plans

D.R. Horton has established the following nonqualified deferred compensation plans:

Deferred Compensation Plan.  The Deferred Compensation Plan permits participants, including D.R. Horton’s directors, to defer voluntarily receipt of up to 100% of bonus or director fee compensation from D.R. Horton and up to 90% of base salary from D.R. Horton. Amounts deferred are invested on behalf of the participant in investment vehicles selected from time to time by the administrators of the Deferred Compensation Plan. The participants, at their election, may choose to have the deferred amounts paid out through scheduled in-service distributions (in a lump sum or annual installments of between two and five years) or following the later of termination of employment or director service or attaining the age of 62. The Deferred Compensation Plan was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

SERP 2.  Pursuant to the SERP 2, if the executive is employed by the Company on the last day of a fiscal year, then the Company will establish an unfunded, unsecured liability to such officer equal to 10% of his or her annual base salary as of first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Amounts deferred under the SERP 2 are payable within 60 days following the termination of employment of the participant, the death or disability of the participant or a change in control of the company (the definition of change in control is described in “Potential Payments Upon Termination or Change in Control” beginning on page 41 of this Proxy Statement). The form of distribution may be in a lump sum, or in quarterly installments over a period not to exceed five years, as elected by the participant.

The following table shows, for each named executive officer, aggregate contributions, earnings and withdrawals/distributions during our 2008 fiscal year and outstanding balances as of September 30, 2008 under all of our nonqualified deferred compensation plans.

Nonqualified Deferred Compensation

	Executive		Registrant				Aggregate
	Contributions in		Contributions in		Aggregate Earnings		Withdrawals/		Aggregate Balance at
	Last Fiscal Year		Last Fiscal Year		in Last Fiscal Year		Distributions		Last Fiscal Year End
	Deferred		Deferred		Deferred		Deferred		Deferred
	Cash		Cash		Cash		Cash		Cash
Name	Compensation(1)	SERP	Compensation	SERP(2)	Compensation(3)	SERP(4)	Compensation	SERP	Compensation(5)	SERP(6)

Donald R. Horton	—	—	—	$40,000	$(573,443)	$87,729	—	—	$6,550,569	$972,797
Donald J. Tomnitz	—	—	—	$30,000	$(281,459)	$63,551	—	—	$754,416	$705,721
Bill W. Wheat	$2,500	—	—	$20,000	$(5,182)	$14,821	$13,328	—	$17,921	$177,585
Stacey H. Dwyer	$87,500	—	—	$20,000	$(117,408)	$15,075	$135,239	—	$303,448	$180,291
Samuel R. Fuller	—	—	—		$(178,510)	$28,168	—	—	$491,877	$299,500

(1)	Represents the amount of fiscal 2008 compensation deferred, at the executive’s discretion, under our Deferred Compensation Plan. Such amounts are also included in the “Salary,” or “Bonus” columns of the Summary Compensation Table on page 36.

(2)	Represents the amount of unfunded, unsecured liabilities created by D.R. Horton on behalf of each participant with respect to the 2008 fiscal year under the SERP 2. Such amount is also included in the “All Other Compensation” column of the Summary Compensation Table on page 36.

(3)	Represents the net amount of earnings and losses on the balance of the participant’s account that is the result of the performance of a variety of independently managed funds available to and selected by each participant under the Deferred Compensation Plan. We do not provide a guaranteed or fixed rate of return on these funds. The rate of return on these funds depends on the participant’s investment selections for his or her deferral amount and on the market performance of these funds. The amount listed for each participant is not included in the Summary Compensation Table on page 36 because such amount was not preferential or above-market for each participant.

(4)	Represents the amount of earnings on the balance of the participant’s account at a rate determined by the SERP 2 plan administrator, typically 10% per annum. Those portions of earnings that are considered above-market are reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 36. The above-market portion of earnings for each of the above individuals is: Mr. Horton: $39,222; Mr. Tomnitz: $28,413; Mr. Wheat: $6,626; Ms. Dwyer: $6,739; and Mr. Fuller: $12,593.

(5)	Includes the aggregate amount of compensation from the current and prior fiscal years that was deferred, at the executive’s discretion, under our Deferred Compensation Plan. We have included such amounts in the Summary Compensation Table of each of the respective D.R. Horton Proxy Statements for the applicable year.

(6)	Includes amounts of unfunded, unsecured liabilities created by D.R. Horton on behalf of each participant with respect to the current and prior fiscal years under the SERP 2. We included such amounts in the Summary Compensation Table of each of the respective D.R. Horton Proxy Statements for the applicable year.

Potential Payments Upon Termination or Change in Control

None of our named executive officers have employment or change in control agreements with us specifically providing for payments upon involuntary termination of their employment. However, certain of our benefit and incentive plans contain various provisions regarding termination of employment or change in control. Any additional severance payments would be at the discretion of the Compensation Committee and determined at the time of termination. The following is a summary of the treatment of benefits under our benefit plans for various reasons for termination, including upon a change in control.

Generally, our benefit plans define “cause” as a violation of the standards of employee conduct set forth in our employee manual and “change in control” as the occurrence of any of the following events:

(i) Our merger, consolidation or reorganization into another entity if our stockholders immediately before such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the outstanding voting securities resulting from such transaction and in substantially the same proportion as their stock ownership prior to the transaction;

(ii) We sell all or substantially all of our assets to another entity or we completely liquidate or dissolve;

(iii) A person (as defined by Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) files a report with the SEC on Schedule 13D or Schedule 14D-1 disclosing its acquisition of beneficial ownership of at least 20% of our then outstanding voting securities (the threshold for amounts deposited under our SERP 2 plan on or after January 1, 2005 is 50% or 35% acquired in a single transaction or series of transactions in any 12 month period); and

(iv) We file a report or proxy statement with the SEC disclosing that a change in control has occurred or will occur in the future pursuant to any then-existing contract or transaction.

Generally, a “change in control” shall not be deemed to occur solely because we or any of our affiliates or any of our benefit plans becomes obligated to file a report with the SEC disclosing our acquisition of 20% of our own then outstanding voting securities. For purposes of calculating beneficial ownership pursuant to this paragraph, no voting securities held by our Chairman, Donald R. Horton, as of the date of the adoption of the plan in question or received in any merger transaction shall be included in the calculation.

With regard to our 2000 Restated Bonus Plan and 2008 Performance Unit Plan, the definition of “change in control” differs from the generally applicable provisions described above in two ways. It includes one additional change in control event relating to board composition and it uses a different threshold for and a different exclusion from beneficial ownership for the change in control event described in paragraph (iii) above. Specifically, under the 2000 Restated Bonus Plan and 2008 Performance Unit Plan, a “change in control” includes a change in the composition of the Board at any time such that a majority of the Board of Directors have been members of the Board for less than twenty-four months without the approval of at least a majority (but no less than three) of the directors still in office who were also directors at the beginning of the period. Additionally, under the 2000 Restated Bonus Plan and the 2008 Performance Unit Plan, the threshold for a person’s acquisition of beneficial ownership to trigger a “change in control” event is 50%, and this definition explicitly excludes from the group of persons that may trigger this change in control the Company, Donald R. Horton, Terrill J. Horton, their respective wives, children, grandchildren, and other descendants, and any trust or other entity formed or controlled by any such individuals.

2006 Stock Incentive Plan and the 1991 Stock Incentive Plan

Our D.R. Horton 2006 Stock Incentive Plan and 1991 Stock Incentive Plan plans provide for accelerated vesting of all outstanding unvested options granted under the plans in the event of a change in control or in the event of a participant’s death, disability or retirement at the retirement age specified in the plan and the participant or his or her beneficiary, as applicable, will be entitled to exercise such options for a period of one year in the event of retirement or two years in the event of death or disability. In the event the participant’s employment is terminated by the Company without cause or by the participant voluntarily, the participant will be entitled to exercise any options vested as of the date of termination for a period of three months following such termination. If the participant is terminated by the Company for cause, all options will immediately terminate and the participant will forfeit all vested options.

Amended and Restated Supplemental Executive Retirement Plan No. 2 (SERP 2)

Under our Amended and Restated Supplemental Executive Retirement Plan No. 2 (“SERP 2”), all amounts deferred shall be paid (either in lump sum or in quarterly installments as elected by participant) within 60 days following the date of the participant’s termination of employment, disability, death or change in control of the Company; provided, however, “specified employees,” as such term is defined in Section 409A of the Internal Revenue Code, must wait six months following termination of employment before payments accrued on or after January 1, 2005 can be made or commence. In the event the Company terminates a participant for cause, all benefits under the SERP 2 will be forfeited and no payments will be made to the participant.

In the event of a change in control, all amounts deferred shall be paid (in accordance with the participant’s election) within 60 days following the date of the change in control.

Notwithstanding the foregoing, a participant’s election as to form of payment (lump sum or installment) must have been made at least 12 months prior to distribution. If a termination event occurs and no election has been made, the distributions of pre-2005 accruals will be made or commence on the first day of the 13th month following the date of election, and the distribution of post-2004 accruals will be made in a lump sum upon termination of employment (or six months later for specified employees).

Table

The following table reflects amounts of compensation to be paid to each of the named executive officers in the event of termination of employment or change in control. Because neither the Company nor any of its plans provides for additional benefits related to a change in control termination, if such a termination is triggered, the payments would be as set forth under the applicable column under Termination of Employment. The amounts shown assume a termination date of September 30, 2008, the last day of our fiscal year, and, if applicable, are based on the closing price of our common stock of $13.02 on September 30, 2008. Because none of our named executive officers in office on September 30, 2008 would have been at the normal retirement age (65 years old) on such date under any of our applicable plans, we do not include amounts payable upon retirement.

These amounts are estimates of payments to executives upon termination of employment or a change in control. Actual amounts can only be determined at the time of such executive’s actual separation from the Company or change in control. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age. Amounts to be provided to an executive under arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and are available to all salaried employees are not included in the tables below in accordance with SEC regulations.

In addition to the amounts set forth below, each of the named executive officers would be entitled to receive, upon certain termination events or a change in control, a distribution of his or her outstanding balance of compensation earned in prior years and deferred, at the executive officer’s option, under our Deferred Compensation Plan. The balances of such accounts are set forth in the “Nonqualified Deferred Compensation” table on page 41.

Potential Payments Upon Termination or Change in Control

		Termination of Employment
			Normal	Without		Death or	Change in
		Voluntary	Retirement	Cause	With Cause	Disability	Control
Name	Payments and Benefits	($)	($)	($)	($)	($)	($)

Donald R. Horton	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Annual Bonus:
	First Cash Component(1)	—	—	—	—	—	—
	Second Cash Component(2)	1,000,000	—	—	—	1,000,000	1,000,000
	Performance Units(3)	2,130,545	—	—	—	2,130,545	2,130,545
	Vesting of Equity Awards:
	Stock Options	—	—	—	—	—	—
	Payments of SERP 2 Contributions	972,797	—	972,797	—	972,797	972,797
	Health Benefits(4)	469,208	—	469,208	469,208	469,208	469,208
	Total	4,572,550	—	1,442,005	469,208	4,572,550	4,572,550

Donald J. Tomnitz	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Annual Bonus:
	First Cash Component(1)	—	—	—	—	—	—
	Second Cash Component(2)	1,000,000	—	—	—	1,000,000	1,000,000
	Performance Units(3)	1,420,364	—	—	—	1,420,364	1,420,364
	Vesting of Equity Awards:
	Stock Options	—	—	—	—	—	—
	Payments of SERP 2 Contributions	705,721	—	705,721	—	705,721	705,721
	Health Benefits(4)	480,246	—	480,246	480,246	480,246	480,246
	Total	3,606,331	—	1,185,967	480,246	3,606,331	3,606,331

Bill W. Wheat	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Vesting of Equity Awards:
	Stock Options	—	—	—	—	146,250	146,250
	Payments of SERP 2 Contributions	177,585	—	177,585	—	177,585	177,585
	Total	177,585	—	177,585	—	323,835	323,835

Stacey H. Dwyer	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Vesting of Equity Awards:
	Stock Options	—	—	—	—	226,260	226,260
	Payments of SERP 2 Contributions	180,291	—	180,291	—	180,291	180,291
	Total	180,291	—	180,291	—	406,551	406,551

Samuel R. Fuller(5)	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Vesting of Equity Awards:
	Stock Options	—	224,220	—	—	224,220	224,220
	Payments of SERP 2 Contributions	299,500	299,500	299,500	—	299,500	299,500
	Total	299,500	523,720	299,500	—	523,720	523,720

(1)	Under the 2000 Restated Bonus Plan, Messrs. Horton and Tomnitz would have been entitled to receive the adjusted pre-tax income performance bonus earned during the fourth quarter of the 2008 fiscal year in the event of retirement, voluntary resignation or change in control occurring on September 30, 2008. However, no bonus was earned for the fourth quarter under the First Cash Component so no amount is listed.

(2)	Under the 2000 Restated Bonus Plan, Messrs. Horton and Tomnitz each earned a $1 million bonus under the Second Cash and Equity Component for the period ended September 30, 2008 as approved the Compensation Committee. Had an event listed in the table occurred at September 30, 2008, Messrs. Horton and Tomnitz would have been entitled to the amount listed in the table assuming the Compensation Committee exercised its discretion to adjust downward the amount awarded to the same extent as the actual payment.

(3)	Under the 2008 Performance Unit Plan, Messrs. Horton and Tomnitz have been awarded performance units for the performance period of January 1, 2008 through September 30, 2010. If any of the listed events had occurred at September 30, 2008, each of Messrs. Horton and Tomnitz would have been entitled to the payout on the performance units in the amounts listed in the table. However, prior to paying any bonus on the performance units, the Compensation Committee, at its discretion, could adjust downward the amount awarded or earned on any performance goal on the performance units.

The method used in determining the value in the table is the same method used in valuing these performance units in accordance with SFAS 123(R). Assumptions we used include a performance ranking at the “maximum” level for each of the two performance goals and a stock price of $13.02, the closing price of the Company’s common stock at September 30, 2008. The ultimate value of the performance units will depend upon the price of our common stock and the final performance rankings. For example, if we had assumed a performance ranking at the “target” level rather than the “maximum” level without changing the stock price from that used in the table, the value of these awards at September 30, 2008 would have been $1,065,273 for Mr. Horton and $710,181 for Mr. Tomnitz.

(4)	Amount represents the net present value of providing post-termination health benefits over the assumed future period of the benefit for employee and dependents at the coverage levels currently being provided under the Company’s health benefit plans. Assumptions used include: (i) annual cost increases of 7%, (ii) mortality rates of approximately 21 years and 25 years for Mr. Horton and his spouse, and 20 years and 23 years for Mr. Tomnitz and his spouse, (iii) five year benefit for a dependent child of Mr. Tomnitz and his spouse, and (iv) a discount rate of 6%. Such benefits are to be provided for the life of Mr. Horton and his wife, and for the life of Mr. Tomnitz and his wife, and their children who are deemed dependent under our health benefit plan.

(5)	Mr. Fuller retired from the Company on May 31, 2008. The amount related to vesting of stock options is based on the intrinsic value (market price minus exercise price) of stock options that vested as a result of Mr. Fuller’s retirement. The intrinsic value uses a closing stock price at May 30, 2008, the last trading day before his retirement.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Corporate Code of Business Conduct and Ethics requires that all directors and employees are expected to avoid relationships that present a potential or actual conflict between his or her personal interest and the interest of the Company. We generally review related-party transactions regarding our directors and executive officers in a similar manner as we review relationships that may give rise to a conflicts of interest, provided there may be certain related-party transactions that may be ratified or approved. Generally, a “conflict of interest” exists whenever an individual’s personal or private interests interfere or conflict in any way with the interests of the Company. A conflict situation can arise when a director or employee takes action or has personal interests that may make it difficult to perform Company work or make Company decisions objectively or effectively. Conflicts of interest may also arise when a director or employee, or member of his or her immediate family receives improper personal benefits as a result of his or her position with the Company, whether received from the Company or a third party.

In order to avoid conflicts of interest, or an improper related-party transaction, each director or executive officer must disclose to the Company’s Chief Legal Officer any transaction or relationship that reasonably could be expected to give rise to a conflict of interest or related-party transaction. The Chief Legal Officer and Corporate Compliance Officer then review the situation or transaction, and if necessary, report the situation or transaction to the chairman of the Audit Committee. If it is determined that ratification or approval is necessary, the Audit Committee would be required to ratify or approve the relationship or transaction.

In fiscal 2008, Donald R. Horton, our Chairman, and his wife paid the Company $659,499 to construct a home for them in Fort Worth, Texas. The transaction was made in the ordinary course of business, on substantially the same terms, including construction price, as those prevailing at the time for comparable transactions with other persons not affiliated with the Company, and did not present any unfavorable terms to the Company. The transaction was subject to, and was approved under, the policy described above.

On the effective date of the 1998 merger between D.R. Horton and Continental Homes Holding Corp., Bradley S. Anderson, a former director of Continental, was elected a director of D.R. Horton. In connection with the merger, D.R. Horton agreed to indemnify Mr. Anderson, along with the other former Continental directors, in connection with their prior service as directors or executive officers of Continental.

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended September 30, 2008, D.R. Horton’s Compensation Committee was composed of Bradley S. Anderson, Michael R. Buchanan, Richard I. Galland, Michael W. Hewatt, with Mr. Anderson serving as its Chairperson. None of the members of the Compensation Committee has served D.R. Horton in any capacity other than as a member of the board or a member of a committee thereof. In 1998, Mr. Anderson was a beneficiary of an indemnification arrangement with the Company as described in the paragraph above.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP, D.R. Horton’s independent auditor for the fiscal year ended September 30, 2008, has been engaged by the Audit Committee to continue to serve through our fiscal year ending September 30, 2009. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2009 Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders. During the 2008 fiscal year, our Audit Committee changed independent auditors from Ernst & Young LLP to PricewaterhouseCoopers LLP. More information on this change of independent auditors is discussed below under the caption “Change in Independent Auditor”.

Audit Fees and All Other Fees

The following table shows the fees paid or accrued by D.R. Horton for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal year ended September 30, 2008 and by Ernst & Young LLP for the fiscal year ended September 30, 2007.

	September 30, 2007	September 30, 2008
Fees	Ernst & Young LLP	PricewaterhouseCoopers LLP

Audit fees	$1,943,176	$1,030,000
Audit-Related fees(1)	104,526	80,000
Tax fees(2)	46,400	0
All other fees	0	0

Total(3)	$2,094,102	$1,110,000

(1)	Related primarily to audits of employee benefit plans, the statutory audit of the Company’s captive insurance company and consultations related to Sarbanes-Oxley compliance.

(2)	Related primarily to tax compliance services.

(3)	Of the fees listed above, approved by the Audit Committee, none were approved based on waiver of pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Change in Independent Auditor

Dismissal of previous independent registered public accounting firm:

As a result of a competitive request for proposal process undertaken by the Audit Committee, the Audit Committee determined to dismiss Ernst & Young LLP as our independent registered public accounting firm. The decision to change the Company’s principal independent accountants was approved by the Audit Committee on June 5, 2008.

The reports of Ernst & Young LLP on the consolidated financial statements of the Company as of and for the fiscal years ended September 30, 2006 and September 30, 2007 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended September 30, 2006 and September 30, 2007 and the subsequent period through June 5, 2008, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to make reference thereto in Ernst & Young LLP’s reports on the financial statements of the Company for such fiscal years.

During the fiscal years ended September 30, 2006 and September 30, 2007 and the subsequent period through June 5, 2008, there were no “reportable events” (as defined in Regulation S-K Item 304(a)(1)(v)).

Engagement of new independent registered public accounting firm:

On June 5, 2008, the Audit Committee approved the engagement of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the Company’s fiscal year ending September 30, 2008. The decision to change the Company’s principal independent accountants was the result of a competitive request for proposal process undertaken by the Audit Committee.

During the fiscal years ended September 30, 2006 and September 30, 2007 and the subsequent period through June 5, 2008, the Company did not consult with PricewaterhouseCoopers LLP regarding either:

(i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, nor did PricewaterhouseCoopers LLP provide written or oral advice to the Company that PricewaterhouseCoopers LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

(ii) any matter that was either the subject of a “disagreement” (as defined in Regulation S-K Item 304(a)(1)(iv) and the related instructions), or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Letter of Ernst & Young LLP:

The Company provided Ernst & Young LLP with a copy of a Current Report on Form 8-K (the “Form 8-K”), which was later filed with the U.S. Securities and Exchange Commission on June 10, 2008, and requested that Ernst & Young LLP furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission stating whether Ernst & Young LLP agreed with the disclosure contained in the Form 8-K or, if not, stating the respects in which it did not agree. The Company received the requested letter from Ernst & Young LLP and a copy of Ernst & Young LLP’s letter is filed as Exhibit 16.1 to the Form 8-K and such letter is incorporated by reference herein.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve audit and permissible non-audit services provided by the independent auditor.

In connection with the engagement of the independent auditor for the 2009 fiscal year, the Audit Committee pre-approved the services listed below by category of service, including the pre-approval of fee limits. The Audit Committee’s pre-approval process by category of service also includes a review of specific services to be performed and fees expected to be incurred within each category of service. The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. During fiscal 2009, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires separate pre-approval before engaging the independent auditor.

The services pre-approved by the Audit Committee to be performed by our auditor during our fiscal year 2009, include the following:

Audit Services include audit work performed in the preparation of financial statements (including quarterly reviews), as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

Audit-Related Services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

Tax Services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

All Other Fees are those associated with permitted services not included in the other categories. The Company generally does not request such services from the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not otherwise delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Audit Committee Report

The Audit Committee has reviewed and discussed with management D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2008. Further, the Audit Committee has discussed with D.R. Horton’s independent auditor the matters required to be discussed by Auditing Standards Board Statement on Auditing Standards No. 61, as amended or supplemented, including D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2008, the auditor’s responsibility under generally accepted auditing standards, significant accounting policies, management’s judgments and accounting estimates, any audit adjustments, other information in documents containing audited financial statements and other matters. Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed the auditor’s independence with the auditor.

Based on its review and discussion described above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements for the 2008 fiscal year be included in D.R. Horton’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008. Further, the Audit Committee approved the engagement of PricewaterhouseCoopers LLP as D.R. Horton’s independent auditor for the fiscal year ending September 30, 2009.

AUDIT COMMITTEE:

Michael W. Hewatt, Committee Chairman

Bradley S. Anderson

Michael R. Buchanan

Bob G. Scott

PROPOSAL TWO
STOCKHOLDER PROPOSAL CONCERNING AMENDING OUR
EQUAL EMPLOYMENT OPPORTUNITY POLICY

D.R. Horton has received the following proposal from a stockholder. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, we will provide the name, address and number of securities held by the stockholder proponent of this proposal promptly upon receipt of a written or oral request. The Company’s contact information is: D.R. Horton, Inc., Attention: Corporate Counsel, D.R. Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102; e-mail tbmontano@drhorton.com, and telephone (817) 390-8200.

D.R. Horton is not responsible for the contents of the supporting statement or the stockholder proposal, both of which are quoted verbatim in italics below.

Supporting Statement and Proposal of Stockholder Proponent

Whereas:  D.R. Horton, Inc. does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 88% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 98% of Fortune 100 companies, according to the Human Rights Campaign; over 30% now prohibit discrimination based on gender identity;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a September 2002 survey by Harris Interactive and Witeck-Combs, 41% of gay and lesbian workers in the United States reported an experience with some form of job discrimination related to sexual orientation; almost one out of every 10 gay or lesbian adults also stated that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Twenty states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May, 2007, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved:  The Shareholders request that D.R. Horton, Inc. amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.

Supporting Statement:  Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. D.R. Horton, Inc. will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

Statement in Opposition to Stockholder Proposal

After consideration of this stockholder proposal (including reviewing the relevant Company policies), the Board of Directors of D.R. Horton unanimously recommends a vote “AGAINST” this proposal.

The Company is an equal opportunity employer and is committed to the highest ethical standards. The Company is committed to conducting our business in accordance with all applicable equal employment opportunity laws and regulations, including those cited in the proposal relating to sexual orientation and gender identity. In this regard, the Company does not tolerate discrimination on the basis of color, race, religion, sex, national origin, age, veteran status, disability, or any other basis protected by applicable law.

This commitment is illustrated by the Company’s existing written policies and codes of conduct. For example, the Company’s Employee Personnel Policy Guidelines, which are distributed to all employees, states that the Company is committed to equal employment opportunity for all employees and applicants in accordance with all applicable laws. Moreover, the Company’s Corporate Code of Business Conduct and Ethics, which also is distributed to all employees, outlines the Company’s three part goal of:

•	treating all employees and applicants fairly;

•	encouraging diversity of all kinds; and

•	basing employment decisions on an individual’s qualifications, skills and achievements.

Moreover, the Company implements these policies through ongoing training and educational programs, and makes these policies continuously available to all employees through its intranet website. As a result, we believe that the stockholder proposal is unnecessary as our current policies and practices demonstrate our longstanding commitment to non-discrimination.

The Board of Directors Unanimously Recommends that Stockholders Vote “AGAINST”
the Adoption of this Proposal.

PROPOSAL THREE

STOCKHOLDER PROPOSAL CONCERNING A MAJORITY VOTE STANDARD
FOR THE ELECTION OF DIRECTORS

D.R. Horton has received the following proposal from a stockholder. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, we will provide the name, address and number of securities held by the stockholder proponent of this proposal promptly upon receipt of a written or oral request. The Company’s contact information is: D.R. Horton, Inc., Attention: Corporate Counsel, D.R. Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102; e-mail tbmontano@drhorton.com; and telephone (817) 390-8200.

D.R. Horton is not responsible for the contents of the supporting statement or the stockholder proposal, both of which are quoted verbatim in italics below.

Supporting Statement and Proposal of Stockholder Proponent

Resolved:  That the shareholders of DR Horton, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:  In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Marathon Oil and Pfizer have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies, including our Company, have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes.

We believe that a post-election director resignation policy without a majority vote standard in company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Statement in Opposition to Stockholder Proposal

After consideration of the subject matter of this stockholder proposal, the Board of Directors of D.R. Horton unanimously recommends a vote “AGAINST” this proposal because the Board believes that D.R. Horton’s existing policies effectively address the concerns reflected by the proposal by providing stockholders with a meaningful role in the director election process. The Board also notes that stockholders rejected a similar proposal at the 2007 Annual Meeting.

As described under Proposal One — Election of Directors, D.R. Horton’s Corporate Governance Principles already require any nominee for the Board of Directors who fails to receive a majority affirmative vote in an uncontested election to promptly tender his or her resignation to the Board of Directors. The Nominating and Governance Committee will assess whether the resignation should be accepted and make its recommendation to the Board of Directors. The Board of Directors will then consider the Committee’s recommendation within a reasonable period of time and take the action it deems appropriate.

In conducting the assessment, both the Nominating and Governance Committee and the Board of Directors will consider all information they deem relevant, including the underlying reasons for the results of the election, the length of service and qualifications of the director, the director’s contributions to D.R. Horton, our compliance with listing standards, and our Corporate Governance Principles. As a result, each nominee as to whom a majority of votes is withheld will undergo a high degree of review as to his or her ability to serve as a director. We believe this policy is similar to policies adopted by numerous other companies, including Bank of New York, KeyCorp, Medtronic and Johnson & Johnson.

Moreover, the Board believes that D.R. Horton already has a strong corporate governance process designed to identify and propose director nominees who will serve the best interests of stockholders. Director nominees are evaluated and recommended for election by the Nominating and Governance Committee, which is comprised solely of independent directors. In recommending nominees, the committee considers a variety of factors. D.R. Horton also has published in this Proxy Statement information on how stockholders and other interested parties can communicate their views on potential nominees or other matters with the Board. Thus, the Board believes that current Board policies contribute an appropriate mechanism for electing an effective Board of Directors committed to delivering long-term stockholder value.

We also believe that adopting the majority vote standard is not necessary considering our recent election results. Since we became a publicly traded company in 1992, no director nominee has ever received a greater number of votes withheld from his or her election than votes for his or her election. As a result, we believe adopting the voting requirement that has been proposed would not have ever affected the outcome of our election process. Since our stockholders have a history of electing highly qualified, independent directors under our current election process, we believe a change to a majority voting requirement is not necessary to improve our corporate governance processes.

The Board of Directors Unanimously Recommends that Stockholders Vote “AGAINST”
the Adoption of this Proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires D.R. Horton’s directors, certain of its officers, and persons who own more than 10% of a registered class of D.R. Horton’s equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and greater than 10% stockholders are required by SEC regulations to furnish D.R. Horton with copies of all forms they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it and on written representations from certain reporting persons that no Form 5 reports were required for those persons, D.R. Horton believes that all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the year ended September 30, 2008.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Any stockholder who intends to present a proposal for action at D.R. Horton’s 2010 Annual Meeting of Stockholders and to have D.R. Horton include such proposal in its proxy soliciting materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must deliver a copy of the proposal to D.R. Horton not later than August 20, 2009. In addition, the Bylaws of D.R. Horton provide that only stockholder proposals submitted in a timely manner to a Corporate Counsel of D.R. Horton may be acted upon at an annual meeting of stockholders. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of D.R. Horton not less than 30 days prior to the date of the originally scheduled meeting. However, if less than 40 days’ notice or prior public disclosure of the date of the originally scheduled meeting is given by D.R. Horton, notice by the stockholder to be timely must be so received not later than the close of business on the tenth calendar day following the earlier of the day on which such notice of the date of the originally scheduled meeting was mailed or the day on which such public disclosure was made.

REQUESTING DOCUMENTS FROM THE COMPANY

On our website, at www.drhorton.com, under the Investor Relations and Corporate Governance links, you will find the following: (i) Corporate Governance Principles, (ii) Audit Committee Charter, (iii) Compensation Committee Charter, (iv) Nominating and Governance Committee Charter, (v) Code of Ethical Conduct for the CEO, CFO, and Senior Financial Officers, (vi) Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters and Complaint Procedures for Employee Matters, and (vii) Corporate Code of Business Conduct and Ethics for Employees and Directors. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. You may contact us for these purposes at: Attention Corporate Counsel, D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, TX 76102, (817) 390-8200 or e-mail: tbmontano@drhorton.com.

OTHER MATTERS

Management knows of no other matters to be voted upon at the 2009 Annual Meeting. If any other matter is properly brought before the 2009 Annual Meeting, it is the intention of the persons named as proxies in the form of proxy to vote in their discretion upon such matters in accordance with their judgment.

You are urged to sign, date and return the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed from within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

THOMAS B. MONTANO
Vice President and Assistant Secretary

Fort Worth, Texas
December 18, 2008

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site AMERICAN STOCK TRANSFER & TRUST COMPANY and follow the instructions to obtain your records and to create an electronic voting instruction form. 6201 15TH AVENUE BROOKLYN, NY 11219 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. Start on PN 100 VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: DRHRT1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D.R. HORTON, INC. The Board of Directors recommends a vote FOR Proposal 1. The Board of Directors recommends 0 0 0 a vote AGAINST each of Proposals 2 and 3. Vote On Proposals 1. Election of Directors For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the Nominees: number(s) of the nominee(s) on the line below.
01) Donald R. Horton 05) Bob G. Scott 02) Bradley S. Anderson 06) Donald J. Tomnitz 03) Michael R. Buchanan 07) Bill W. Wheat 04) Michael W. Hewatt For Against Abstain 2. To vote on a stockholder proposal concerning amending our equal employment opportunity policy. 0 0 0 3. To vote on a stockholder proposal concerning a majority vote standard for the election of directors. 0 0 0 4. To conduct other business properly brought before the meeting. 0 0 0 Note: Please sign exactly as name(s) appear(s) herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. E2 Conversion Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date D65549

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. DRHRT2 D.R. HORTON, INC. 2009 PROXY PROXY D.R. HORTON, INC. D.R. Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby nominates, constitutes and appoints Donald R. Horton, Donald J. Tomnitz and Bill W. Wheat, and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all shares of Common Stock of D.R. Horton, Inc. (the “Company”) held of record by the undersigned at the close of business on December 2, 2008, at the 2009 Annual Meeting of Stockholders to be held on January 29, 2009, or any adjournment thereof. The Board of Directors recommends a vote FOR Proposal 1. The Board of Directors recommends a vote AGAINST each of Proposals 2 and 3. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as recommended by the Board of Directors in this paragraph. The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof and hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting. The undersigned acknowledges receipt of the notice of said annual meeting and the proxy statement accompanying said notice. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. PLEASE SIGN AND DATE ON REVERSE SIDE.